Form 10-K, Exhibit 13
period 1996-09-30
SHELBY COUNTY BANCORP
filed 1996-12-27
CIK 876621

Totally Committed to Shelby County

1996 Annual Report

                 [Photographs of scenes from Shelby County life.]

Shelby County Bancorp

A REPORT TO OUR SHAREHOLDERS

   [Photographs of scenes from Shelby County life across top border of page.]

                              TO OUR SHAREHOLDERS
To Our Shareholders

1996 As we begin our 60th year of operation, I am pleased to report that fiscal year 1996 was another successful, profitable one for Shelby County Bancorp. The past year has seen the company continue to increase its customer base, services, products and technology.

     Throughout the year, we continued our commitment to help Shelbyville and Shelby County prosper and grow. We have been very involved in efforts to bring more business and industry to our city and county, working closely with the local Chamber of Commerce and various industry development organizations. We're currently financing major single-family and condominium construction projects to provide much needed housing and a better quality of life for residents of our community. We've also aided local business owners with their efforts to grow and prosper, by providing financing on a timely basis. Since Shelby County Bancorp is headquartered right here, we're totally dedicated to the Shelby County community and to helping local residents realize their goals and dreams. We strive to provide customers with the very best in fast, friendly, efficient financial service.

     For the fiscal year ending September 30, 1996, net income was $236,000, or $1.32 per share, a decrease of 32.0 percent from 1995 fiscal year earnings of $338,000, or $1.94 per share. Net income was drastically affected by the payment of a special one-time premium assessment to the Savings Association Insurance Fund (SAIF) in the amount of $332,077 to recapitalize the SAIF. Recently enacted federal legislation made it mandatory for SAIF insured thrift institutions nationwide to make a special contribution to the fund.

     Although this assessment had a negative impact on this year's earnings, it will have a very positive impact in the future for Shelby County Bancorp, our industry and depositors throughout the country. The recapitalization of SAIF assures savings customers that their deposits are totally safe. Also, the strengthened fund brings about greatly reduced regular insurance premiums for Shelby County Bancorp and other SAIF insured institutions. This should certainly benefit our bottom line in the years ahead.

     Total assets for the company increased 22 percent from $67,887,000 at fiscal year 1995 to $82,676,000 at fiscal year 1996. This is our greatest annual increase ever.

                      [PHOTOGRAPH OF RODNEY L. MEYERHOLTZ,
                  PRESIDENT AND CEO OF SHELBY COUNTY BANCORP.]

     Loans   receivable  for  fiscal  year  1996  increased  30.6  percent  from
$50,600,000 (fiscal year 1995) to $66,098,000. This increase is also an all-time high.

     Deposits for fiscal year 1996 increased 6.7 percent to $65,286,000 from fiscal year 1995's total of $61,202,000.

     Net interest income after provision for loan losses improved by $154,000, indicating Shelby County's ability to maintain strong margins through its growth in non-mortgage products. Non-mortgage products contain higher rates with shorter terms than mortgage loans. At the same time, interest rates raised the Company's cost of funds, but the well-balanced, higher-rate non-mortgage products helped to maintain strong margins for the Company throughout the year.

   [Photographs of scenes from Shelby County life across top border of page.]


Non-performing assets have dropped to an all-time low of .30 percent of total assets. This stellar percentage is attributed to Shelby County's excellent loan underwriting and collection policies. Our healthy local economy and character of our loan customers also contribute to this excellent statistic.

The realm of business in which we operate is affected by changes in the economy, federal regulation, competition, and the interest rate environment. As we deal with these aspects, we look forward to 1997 to continue improving our products, services, profits and your investment in Shelby County Bancorp.

As always, your comments and suggestions on how we may better serve you are welcome.


/s/ Rodney L. Meyerholtz
President and Chief Executive Officer


Table of Contents

President's Message to Shareholders           1
Selected Consolidated Financial Data          3
Financial Highlights                          5
Management's Discussion and Analysis          6
Independent Auditor's Report                 14
Consolidated Statements of
Financial Condition                          15
Consolidated Statements of Earnings          16
Consolidated Statements of
     Shareholders' Equity                    17
Consolidated Statements of Cash Flows        18
Notes to Financial Statements                19
Directors and Officers                       30
Shareholder Information                      Back Cover


Description of Business

Shelby County Bancorp (the "Corporation") is an Indiana corporation organized in June, 1991 to become a unitary savings and loan holding company. The Corporation became a unitary savings and loan holding company upon the conversion of Shelby County Savings Bank, FSB ("SCSB") from a federal mutual savings bank to a federal stock savings bank in October, 1991. The Corporation is the sole shareholder of SCSB. The Corporation and SCSB conduct business from its main office in Shelbyville, Indiana with branch offices for SCSB in Shelbyville, St. Paul, and Morristown, Indiana. SCSB is and historically has been among the top residential real estate lenders in Shelby County and is the largest locally owned financial institution based in Shelby County. SCSB offers a variety of retail deposits and lending services to retail and commercial customers in Shelby County. The Corporation has no business activity other than being the holding company for SCSB.

        [PHOTOGRAPH OF NEW HOM FINANCED BY SHELBY COUNTY SAVINGS BANK.]

   [Photographs of scenes from Shelby County life across top border of page.]

                     SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of the Corporation and its subsidiary is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.



                                                                                         At September 30,
(In Thousands, Except per Share Amounts)                      1996             1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Summary of Financial Condition:
Total assets                                               $ 82,676        $ 67,887        $ 57,123        $ 59,343       $53,232
Loans receivable, net                                        66,098          50,600          43,136          41,697        40,405
Investment securities                                         8,511           7,281           5,470           7,403           360
Cash, including interest-bearing deposits                     4,923           7,242           3,556           5,386         8,946
Government trust mutual fund                                   -               -               -              2,022         1,914
Investment in FHLB stock                                        620             409             409             377           377
Deposits                                                     65,286          61,202          51,068          53,992        48,102
Common stock1                                                 1,358           1,341           1,341           1,324         1,324
Retained earnings-substantially restricted                    4,745           4,579           4,304           4,002         3,615
Book value per share1                                         36.56           35.65           33.54           30.87         28.63
------------------------------------------------------------------------------------------------------------------------------------




                                                                                     Year Ended September 30,
(In Thousands, Except per Share Amounts)                      1996           1995           1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------------
Summary of Operating Results:
Total interest income                                     $   5,839       $   4,876       $   4,375       $   4,506        $4,592
Total interest expense on FHLB advance
     and other borrowings                                       122             181            -               -              -
Total interest expense on deposits                            3,219           2,396           2,138           2,305         2,742
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                      2,498           2,299           2,237           2,201         1,850
Provision for loan losses                                       100              55              66              52            52
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income after
         provision for loan losses                            2,398           2,244           2,171           2,149         1,798
------------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
     Service charges and fees                                   236             197             146             153           138
     Other                                                      282             171             145             174            65
------------------------------------------------------------------------------------------------------------------------------------
         Total non-interest income                              518             368             291             327           203
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
     Salaries and employee benefits                             940             939             758             802           639
     SAIF special assessment                                    332            -               -               -              -
     Other                                                    1,274           1,139           1,135           1,114           886
------------------------------------------------------------------------------------------------------------------------------------
         Total non-interest expense                           2,546           2,078           1,893           1,916         1,525
------------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                    370             534             569             560           476
Income taxes                                                    134             196             209             228           202
------------------------------------------------------------------------------------------------------------------------------------
     Net earnings                                       $       236      $      338       $     360      $      332       $   274
------------------------------------------------------------------------------------------------------------------------------------
     Earnings per share1                                $      1.32      $     1.94       $    2.08      $     1.93       $  1.51

   [Photographs of scenes from Shelby County life across top border of page.]



                                                                           Year Ended September 30,
(In Thousands, Except per Share Amounts)               1996          1995           1994            1993          1992
-----------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data:
Assets                                           $    74,696    $    62,536    $    58,942    $    56,229   $    52,052
Loans                                                 58,485         47,034         41,720         42,321        41,458
Interest-bearing liabilities                          68,582         54,442         53,249         50,945        46,832
Stockholders' equity                                   5,367          5,631          5,214          5,077         4,444

Supplemental Data:
Net yield on interest-earning assets2                   3.46%          3.81%          3.91%          4.03%         3.67%
Return on assets3                                        .32            .54            .61            .59           .54
Return on equity4                                       4.40           6.00           6.91           6.54          6.17
Equity-to-assets5 6                                     7.78           9.00          10.04           8.79          9.29
Average interest-earning assets to average
interest-bearing liabilities                          104.85         106.68         107.37         107.33        107.71
Non-performing assets to total assets6                   .30            .67            .95            .83          1.41
Non-performing loans to total loans6                     .37            .90           1.25            .69          1.48
Loan loss allowance to toal loans6                       .49            .48            .44            .34           .32
Loan loss allowance to non-performing loans6            1.32            .53            .35            .48           .21
Net charge-offs to average loans6                        .03            .01            .04            .09           .05
Operating expenses to average assets7                   3.41           3.32           3.21           3.41          2.93
Tangible capital ratio                                  6.40           7.30           9.20           8.70          9.10
Core capital ratio                                      6.40           7.30           9.20           8.70          9.10
Total risk-based capital ratio                         10.30          12.30          17.54          16.80         16.50
Cash dividends per share1                                .40            .363           .331           .325          .24
Dividend payout ratio1                                 29.80%         18.71%         15.93%         16.88%        15.37%
Number of full service offices                          4              4              2              2             2

(1)  Common stock was issued in the conversion to stock form in October 1991.
(2)  Net interest income divided by average interest-earning assets.
(3)  Net income divided by average total assets.
(4)  Net income divided by average total equity.
(5)  Total equity divided by total assets.
(6)  At end of period.
(7)  Non-interest expense divided by average total assets.

                      [PHOTOGRAPH OF SOAP BOX DERBY RACE.]

   [Photographs of scenes from Shelby County life across top border of page.]


FINANCIAL HIGHLIGHTS
5 YEAR HISTORY


       [TOTAL ASSETS BAR CHART]                     [TOTAL LOANS BAR CHART]
       (In Thousands)                               (In Thousands)

       FY 92     $53,232                            FY 92     $40,405
       FY 93     $59,343                            FY 93     $41,697
       FY 94     $57,123                            FY 94     $43,136
       FY 95     $67,887                            FY 95     $50,600
       FY 96     $82,676                            FY 96     $66,098



       [NET INTEREST INCOME                         [NON-PERFORMING ASSETS
       AFTER PROVISION FOR LOAN LOSSES              TO TOTAL ASSETS BAR CHART]
       BAR CHART]                                   (Expressed as a percentage)
       (In Thousands)

       FY 92     $1,798                             FY 92     1.40%
       FY 93     $2,149                             FY 93     0.83%
       FY 94     $2,171                             FY 94     0.95%
       FY 95     $2,244                             FY 95     0.67%
       FY 96     $2,398                             FY 96     0.30%


[PHOTOGRAPH OF A COMBINE IN THE FIELDS]

   [Photographs of scenes from Shelby County life across top border of page.]

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

Shelby County Bancorp (the "Corporation") was formed as part of the conversion of Shelby County Savings Bank, FSB ("SCSB") from a federal mutual savings bank to a federal stock savings bank in October of 1991 (the "conversion"). In the conversion, 172,500 shares of common stock were sold at $10.00 per share. Net proceeds of the conversion were approximately $1,324,000. Of this amount, $150,000 was retained by the Corporation and the remainder was used to purchase all of the common shares of SCSB.

The principal business of savings associations, including SCSB, has historically consisted of attracting deposits from the general public and making loans secured by residential and other real estate. SCSB, like the entire savings association industry, is significantly affected by prevailing economic and market conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on money market funds and other competing investments, account maturities and level of personal income and savings. In addition, deposit growth is also affected by how customers perceive the stability of the financial services industry in general and the savings and loan industry specifically. Various current events such as regulatory changes, failures of other thrifts and financing of the deposit insurance fund also have an impact on deposit growth. Lending activities are influenced by, among other things, the demand for and supply of housing in the area as well as prevailing interest rates. Sources of funds for lending activities include deposits, borrowings, amortization and prepayments of loan principal, retained earnings and funds provided by operations.

The Corporation's earnings in recent years have been affected by certain changes that have occurred in the regulatory, economic, and competitive environments in which savings associations operate. As is the case with most savings associations, SCSB's earnings are primarily dependent upon its net interest income. Interest income is a function of the balances of loans and investments outstanding during a given period of time and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period of time and the rates paid on such deposits and borrowings. Net interest income is the difference between the interest income and interest expense. Net interest income of SCSB increased from $2,299,000 for the year ended September 30, 1995 to $2,498,000 for the year ended September 30, 1996, a 8.7% increase.

[PHOTOGRAPH OF A STATUE]

   [Photographs of scenes from Shelby County life across top border of page.]


Average Balances and Interest

    The following table presents for the periods indicated the monthly average balances of each category of interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.



                                                                          Year Ended September 30,
                                                    1996                              1995                           1994
                                            Average       Interest           Average       Interest         Average       Interest
(Dollars in Thousands)                      Balance      Earned/Paid         Balance      Earned/Paid       Balanc      Earned/Paid
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
    Interest-earning deposits              $   5,055        $  234         $   4,724      $    243         $   7,324          $252
    Investment securities                      2,998           223             2,967           186             2,696           155
    Loans1                                    58,485         5,036            47,034         4,067            41,720         3,692
    Stock in FHLB of Indianapolis                458            35               409            27               392            25
    Mortgage-backed securities                 5,261           311             5,243           353             5,044           251
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets          72,257         5,839            60,377         4,876            57,176         4,375
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
    Passbook accounts                         10,175           313            11,743           376            14,949           486
    NOW and money market accounts             13,062           302            12,055           312            11,232           276
    Certificates of deposit                   43,173         2,604            30,644         1,708            27,069         1,376
------------------------------------------------------------------------------------------------------------------------------------
       Total deposits                         66,410         3,219            54,442         2,396            53,250         2,138
    Borrowings                                 2,503           122             2,154           181              -             -
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities     68,913         3,341            56,596         2,577            53,250         2,138
------------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets                $   3,344                       $   3,781                       $   3,926
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $   2,498                         $ 2,299                         $ 2,237
------------------------------------------------------------------------------------------------------------------------------------
Average interest-earning assets to
    average interest-bearing liabilities              104.85%                       106.68%                        107.37%


(1)   Average balances include non-accrual loans.

               [TWO PHOTOGRAPHS OF SCENES IN SHELBY COUNTY LIFE.]

   [Photographs of scenes from Shelby County life across top border of page.]


Interest Rate Spread

    The following table sets forth the weighted average effective interest rate earned by SCSB on its loan and investment portfolios, the weighted average effective costs of SCSB's deposits and borrowings, the interest rate spread of SCSB, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.

                                                                       At
                                                                  September 30,                   Year Ended September 30,
                                                                      1996             1996               1995              1994
------------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate earned on:
    Interest-earning deposits                                         4.61             4.63               5.14             3.44
    Investment securities                                             7.58             7.44               6.27             5.75
    Loans                                                             8.48             8.61               8.65             8.85
    Stock in FHLB of Indianapolis                                     7.85             7.64               6.60             6.38
    Mortgage-backed securities                                        6.82             5.91               6.73             4.98
        Total interest-earning assets                                 8.57             8.08               8.08             7.65

Weighted average interest rate cost of:
    Passbook accounts                                                 2.82             3.08               3.20             3.25
    NOW and money market accounts                                     2.15             2.31               2.59             2.46
    Certificates of deposit                                           6.05             6.03               5.57             5.08
    Borrowings                                                        5.64             4.87               8.40
        Total interest-bearing liabilities                            4.86             4.85               4.55             4.02

Interest rate spread1                                                 3.71             3.23               3.53             3.64
Net yield on weighted average
    interest-earning assets2                                                           3.46               3.81             3.91



(1) Interest rate spread is calculated by subtracting total weighted average interest rate cost from total weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since the Corporation's interest-earning assets exceeded its interest-bearing liabilities for the three years shown above, a positive interest rate spread resulted in net interest income.

(2) The net yield of weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at September 30, 1996, because the computation of net yield is applicable only over a period rather than at a specific date.


[PHOTOGRAPH OF A PARADE]

   [Photographs of scenes from Shelby County life across top border of page.]


    The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected SCSB's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.



                                                            Increase (Decrease) in Net Interest Income
                                                             Total Net          Due to            Due to
(In Thousands)                                                Change             Rate             Volume
---------------------------------------------------------------------------------------------------------
Year ended September 30, 1996
compared to year ended
September 30, 1995 Interest-earning assets:
Interest-earning deposits                                    $    (9)         $   (25)            $    16
Investment securities                                             37               35                   2
Loans                                                            969              (17)                986
Stock in FHLB of Indianapolis                                      8                4                   4
Mortgage-backed securities                                       (42)             (43)                  1
---------------------------------------------------------------------------------------------------------
Total                                                        $   963          $   (46)            $ 1,009
---------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Passbook accounts                                            $   (63)         $   (14)            $   (49)
NOW and money market accounts                                    (10)             (35)                 25
Certificates of deposit                                          896              150                 746
Borrowings                                                       (59)             (85)                 26
---------------------------------------------------------------------------------------------------------
Total                                                        $   764          $    16             $   748
---------------------------------------------------------------------------------------------------------
Net change in net interest income                            $   199          $   (62)            $   261
---------------------------------------------------------------------------------------------------------
Year ended September 30, 1995
compared to year ended
September 30, 1994 Interest-earning assets:
Interest-earning deposits                                    $    (9)         $    99             $  (108)
Investment securities                                             31               14                  17
Loans                                                            375              (86)                461
Stock in FHLB of Indianapolis                                      2                1                   1
Mortgage-backed securities                                       102               92                  10
---------------------------------------------------------------------------------------------------------
Total                                                        $   501          $   120             $   381
---------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Passbook accounts                                            $  (110)         $    (7)            $  (103)
NOW and money market accounts                                     36               15                  21
Certificates of deposit                                          332              140                 192
Borrowings                                                       181               --                 181
---------------------------------------------------------------------------------------------------------
Total                                                        $   439          $   148             $   291
---------------------------------------------------------------------------------------------------------
Net change in net interest income                            $    62          $   (28)            $    90
---------------------------------------------------------------------------------------------------------

   [Photographs of scenes from Shelby County life across top border of page.]


YEAR ENDED SEPTEMBER 30, 1996, COMPARED TO YEAR ENDED SEPTEMBER 30, 1995.

GENERAL

     Net earnings for the year ended September 30, 1996 were $236,000, compared to $338,000 for the year ended September 30, 1995, a decrease of $102,000 or 30.2%. Although net interest income after provision for loan losses increased by $154,000, earnings were effected by a SAIF special assessment of $332,000 and increased non-interest expenses related to a full year of operations of the two branches opened in 1995.

     Assets increased during the year ended September 30, 1996. Total assets at September 30, 1996, were $82,676,000 compared to $67,887,000 at September 30, 1995, an increase of $14,789,000, or 21.8%. This increase was primarily due to an increase in loan receivable of $15,498,000 or 30.6%, from $50,600,000 in 1995 to $66,098,000 in 1996. This growth in loans and deposits is a result of continued economic expansion in SCSB's primary market area.

INTEREST INCOME

     Total interest income for the year ended September 30, 1996 was $5,839,000 compared to $4,876,000 for the year ended September 30, 1995, an increase of $963,000 or 19.8%. This increase resulted primarily from an increase of $1,006,000, or 23.7%, in interest earned on loans receivable and interest earned on investment securities. Although the weighted average interest rate earned in 1996 remained consistent with 1995 at 8.08%, the growth in the loan portfolio accounted for the increase in interest income. The loan portfolio growth reflects management's commitment to meet the needs of the growing economy in Shelby County.

INTEREST EXPENSE

     Interest expense for the period ended September 30, 1996, totaled $3,341,000, an increase of $764,000, or 29.6%, compared with $2,577,000 for the year ended September 30, 1995. This increase was primarily a result of the increase in certificates of deposits and the payment of $96,000 in interest on advances from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits and borrowings in 1996 was 4.85% compared to 4.55% in 1995.

PROVISION FOR LOAN LOSSES

     SCSB's provision for loan losses was $100,000 for the year ended September 30, 1996, compared to $55,000 for the year ended September 30, 1995. The 1996 provision exceeded net charge-offs of $15,000 during the year ended September 30, 1996. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Management believes that this low level of charge-offs is a result of SCSB's underwriting guidelines and collection policies and the relatively strong local economy. Also, the provision resulted in an allowance for loan loss of $326,000 (.5% of total loans) at September 30, 1996, an amount management believes adequate to absorb anticipated future loan losses. The allowance as a percentage of non-performing loans was 1.32% at September 30, 1996, compared to .53% at September 30, 1995. At September 30, 1996, non-performing loans as a percent of total loans were .37%. This compares favorably to industry averages and the 1995 percentage of .90%. There were no mortgage loan foreclosures in 1996 or 1995.

                           [PHOTOGRAPH OF MAN FISHING]


NON-INTEREST INCOME

     Total non-interest income for the year ended September 30, 1996, totaled $518,000 compared to $368,000 for the year ended September 30, 1995. The most significant increases in non-interest income were from increased service fees on checking and savings accounts.

NON-INTEREST EXPENSE

     Non-interest expense increased $468,000, or 22.5%, from $2,078,000 for the year ended September 30, 1995, to $2,456,000 for the year ended September 30, 1996. The increase was primarily due to an increase in premises and equipment expenses of $102,000 related to a full year of branch operation for the two branches opened in 1995 and the payment of $332,000 to the Savings Association Insurance Fund (SAIF) as a special assessment to bolster the Fund's reserves.

    [Photograph of scenes from Shelby County life across top border of page.]



YEAR ENDED SEPTEMBER 30, 1995, COMPARED TO YEAR ENDED SEPTEMBER 30, 1994.

GENERAL

     Net earnings for the year ended September 30, 1995 were $338,000, compared to $360,000 for the year ended September 30, 1994, a decrease of $22,000 or 6.1%. The decrease in net earnings was due to increases in non-interest expense of $184,000 or 9.7%, from $1,894,000 in 1994 to $2,078,000 in 1995 and interest expense of  $439,000 or 20.5% from  $2,138,000  in 1994 to  $2,577,000  in 1995.
These increases were offset by an increase in interest income of $501,000 or 11.5% from $4,375,000 in 1994 to $4,876,000 in 1995 and an increase in non-interest  income of $77,000 or 26.5% from  $291,000  in 1994 to  $368,000 in
1995.

                        [PHOTOGRAPH OF MOTHER WITH CHILD]

     Assets increased during the year ended September 30, 1995. Total assets at September 30, 1995, were $67,887,000 compared to $57,123,000 at September 30, 1994, an increase of $10,764,000, or 18.8%. This increase was primarily due to an increase in cash and interest-bearing deposits of $3,685,000 or 103.6%, from $3,556,000 in 1994 to $7,241,000 in 1995 and an increase in loans receivable of $7,464,000 or 17.3%, from $43,136,000 in 1994 to $50,600,000 in 1995.

INTEREST INCOME

     Total interest income for the year ended September 30, 1995 was $4,876,000 compared to $4,375,000 for the year ended September 30, 1994, an increase of $501,000 or 11.4%. This increase resulted primarily from an increase of $478,000, or 12.1%, in interest earned on loans receivable and interest earned on mortgage-backed securities. The weighted average interest rate earned in 1995 increased to 8.08% from 7.65%.

INTEREST EXPENSE

     Interest expense for the period ended September 30, 1995, totaled $2,577,000, an increase of $439,000, or 20.5%, compared with $2,138,000 for the year ended September 30, 1994. This increase was primarily a result of the increase in market interest rates for deposits in the area and the payment of $181,000 in interest on an advance from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits in 1995 was 4.55% compared to 4.02% in 1994.

PROVISION FOR LOAN LOSSES

     SCSB's provision for loan losses was $55,000 for the year ended September 30, 1995, compared to $66,000 for the year ended September 30, 1994. The 1995 provision exceeded net charge-offs of $3,000 during the year ended September 30, 1995. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Management believes that this low level of charge-offs is a result of SCSB's underwriting guidelines and collection policies and the relatively strong local economy. Also, the provision resulted in an allowance for loan loss of $241,000 at September 30, 1995, an amount management believes adequate to absorb anticipated future loan losses.


NON-INTEREST INCOME

     Total non-interest income for the year ended September 30, 1995, totaled $368,000 compared to $291,000 for the year ended September 30, 1994. The most significant increases in non-interest income was from increased service fees on checking and savings accounts and insurance commissions from The Shelby Group, a wholly-owned subsidiary of SCSB.

NON-INTEREST EXPENSE

     Non-interest expense increased $184,000, or 9.7%, from $1,894,000 for the year ended September 30, 1994, to $2,078,000 for the year ended September 30, 1995. The increase was primarily due to an increase in salaries and benefits due to the opening of two new full-service offices.

   [Photographs of scenes from Shelby County life across top border of page.]

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
         The standard measure of liquidity for the savings association industry is the ratio of cash and eligible investments to a percentage of savings deposits and borrowings due within one year. The minimum required ratio is currently set by OTS regulation at 5%, of which at least 1% must be composed of short-term investments (i.e., generally with a term of less than one year). At September 30, 1996, SCSB's regulatory liquidity ratio was 7.5%, of which 100% were short-term investments. This was a decrease of 5.1% from its liquidity ratio at September 30, 1995. Management believes that SCSB's liquidity level, both on a short-term and a long-term basis, is sufficient for SCSB's liquidity needs.

     Historically, SCSB has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities and potential deposit withdrawals. Management monitors the cash flow position periodically to assure that adequate liquidity is maintained. Cash for liquidity purposes is generated through loan prepayments, repayments and increases in deposits. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general market conditions. SCSB's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities.

     During the year ended September 30, 1996, there was a net decrease of $2,319,000 in cash and cash equivalents. The major reason for this decrease was an increase in loans receivable.

     As a member of the Federal Home Loan Bank System ("FHLB System"), SCSB may borrow from the Federal Home Loan Bank of Indianapolis ("FHLB of Indianapolis"). Borrowings outstanding at September 30, 1996, were $9,746,000, and under OTS regulations, SCSB could have borrowed up to an additional $17.8 million from the FHLB of Indianapolis as of that date. As of that date, SCSB had commitments to fund loan originations of approximately $2.3 million. In the opinion of management, SCSB has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

     The Corporation is subject to regulations as a savings and loan holding company by the Office of Thrift Supervision. SCSB, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealing with the Corporation. SCSB is subject to regulatory requirements applicable to a federal savings bank.

     Capital regulations require savings institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets and a minimum core capital ratio equal to 3% of total assets. Additionally, savings institutions are required to meet a risk-based capital ratio of 8% of risk-weighted assets.

     In connection with the Federal Deposit Insurance Corporation Improvement Act of 1991, the OTS implemented additional minimal capital standards that place savings institutions into one of five categories, from "critically undercapitalized to "well capitalized," depending on levels of three measures of capital. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions and limits. A well capitalized institution, as defined by the regulations, has a total risked based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risked based capital of at least five percent. At September 30, 1996, the Savings Bank was classified as adequately capitalized.

     For a description of the origination, purchase and sale of loans, see "Business - Origination, Purchase and Sale of Loans" in the Form 10-K.

The following is a summary of SCSB's regulatory capital and capital requirements at September 30, 1996.

                                               GAAP              Tangible             Core            Risk-based
                                              capital             capital            capital             capital
--------------------------------------------------------------------------------------------------------------------
Corporation GAAP Capital                      $ 6,433
--------------------------------------------------------------------------------------------------------------------
SCSB GAAP Capital                             $ 5,586
--------------------------------------------------------------------------------------------------------------------
Regulatory Capital                                              $ 5,256,000         $ 5,256,000         $5,582,000
Minimum capital requirement                                       1,232,000           2,464,000          4,352,000
Excess capital                                                  $ 4,024,000         $ 2,792,000         $1,230,000
--------------------------------------------------------------------------------------------------------------------
Regulatory capital ratio                                               6.4%                6.4%               10.3%
--------------------------------------------------------------------------------------------------------------------
Current requirement                                                    1.5%                3.0%                8.0%
--------------------------------------------------------------------------------------------------------------------
Fully phased-in requirement                                            3.0%                3.0%                8.0%
--------------------------------------------------------------------------------------------------------------------

   [Photographs of scenes from Shelby County life across top border of page.]

Impact of Inflation

     The audited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The Corporation's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services, which is more directly affected by inflation. For a discussion of management's efforts to reduce its vulnerability to changes in interest rates, see "Asset/Liability Management" in the Form 10-K.

     The principal effect of inflation, as distinct from levels of interest rates, on the Corporation's earnings is in the area of other expenses. Such expense items as salaries and employee benefits, occupancy expense and equipment costs may be subject to increases as a result of inflation.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain liabilities, certain intangibles and goodwill. Management does not believe the adoption of SFAS 121 will have a material effect on the financial position or results of operations of the Corporation.

     Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights - an Amendment of FASB Statement No. 65," is effective for fiscal years beginning after December 15, 1995. This statement specifies conditions under which mortgage servicing rights should be accounted for separately from the underlying mortgage loans. Management does not believe the adoption of SFAS 122 will have a material effect on the financial position or results of operation of the Corporation.

     Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. The statement establishes a fair value based method for accounting for stock-based compensation. As allowed by the SFAS 123, the Corporation plans to continue to use the existing intrinsic method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock options. Certain pro forma and other information will be disclosed as if the Corporation had measured costs in a manner consistent with the new statement.

               [PHOTOGRAPH OF AERIAL VIEW OF A NEW DEVELOPMENT.]

     Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 applies to transfers occurring after December 15, 1996. Management does not believe the adoption of SFAS 125 will have a material effect on the financial position or results of operations of the Corporation.

   [Photographs of scenes from Shelby County life across top border of page.]


                          Independent Auditors' Report


                             The Board of Directors
                             Shelby County Bancorp:

We have audited the accompanying consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shelby County Bancorp and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.




   /s/ KPMG Peat Marwich LLP
   Indianapolis, Indiana
     November 20, 1996

                  [PHOTOGRAPH OF REVELOTIONARY WAR FESTIVAL.]

   [Photographs of scenes from Shelby County life across top border of page.]

Consolidated  Statements  of Financial  Condition of
Shelby County Bancorp and Subsidiary

September 30, 1996 and 1995
Assets                                                                 1996                1995
--------------------------------------------------------------------------------------------------
Cash and cash equivalents:
Cash                                                               $ 1,043,977             813,706
Interest-bearing deposits                                            3,879,299           6,427,976
                                                                   -----------          ----------
                                                                     4,923,276           7,241,682
Investment securities available for sale (note 2)                    7,243,756           4,449,865
Investment securities held to maturity (market value:
$1,275,713 and $2,874,268) (note 3)                                  1,267,448           2,830,965
Loans receivable, net (note 4)                                      66,098,422          50,599,757
Accrued interest receivable on investment securities                   104,504              68,281
Accrued interest receivable on loans                                   424,054             175,688
Stock in FHLB of Indianapolis, at cost                                 620,100             409,300
Premises and equipment (note 5)                                      1,874,702           1,965,119
Prepaid expenses and other assets                                      119,353             146,086
                                                                   -----------          ----------
                                                                   $82,675,615          67,886,743
                                                                   ===========          ==========


Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------------
Liabilities:
Deposits (note 6)                                                   65,286,137          61,202,074
Advances from FHLB and other borrowings (note 7)                    10,071,360                  --

Accrued interest on deposits and FHLB advances                         133,492             145,237
Income taxes payable                                                   225,237              10,153
Deferred income taxes (note 8)                                           4,954             134,566
Accrued expenses and other liabilities (note 12)                       521,557             184,235
                                                                   -----------          ----------
                                                                    76,242,737          61,676,265
                                                                   -----------          ----------
Shareholders' equity (notes 8 and 10):
Common stock no par value; shares authorized of 5,000,000,
shares issued and outstanding of 175,950 and 174,225                 1,358,123           1,340,873
Retained earnings - substantially restricted                         4,744,525           4,578,724
Unrealized appreciation on investment securities
available for sale (note 2)                                            330,230             290,881
                                                                   -----------          ----------
                                                                     6,432,878           6,210,478
                                                                   -----------          ----------
Commitments and contingencies (notes 4 and 7)
                                                                   $82,675,615          67,886,743
                                                                   ===========          ==========


See accompanying notes to consolidated financial statements.

   [Photographs of scenes from Shelby County life across top border of page.]

Consolidated Statements of Earnings



                                               For the years ended September 30,
                                                  1996         1995         1994
----------------------------------------------------------------------------------
Interest income:
     Loans receivable                         $5,036,470    4,067,465    3,692,364
     Mortgage-backed securities                  311,135      353,161      250,546
     Interest-bearing deposits                   234,009      243,140      251,694
     Investment securities                       222,910      185,720       71,189
     Government trust mutual fund                     --           --       83,933
     Dividends from FHLB                          35,008       26,560       25,321
                                              ----------    ---------    ---------
              Total interest income            5,839,532    4,876,046    4,375,047
                                              ----------    ---------    ---------
Interest expense on deposits (note 6)          3,219,473    2,396,189    2,137,583
Interest expense on FHLB advances and other
     borrowings (note 7)                         122,018      180,898           --
                                              ----------    ---------    ---------
              Total interest expense           3,341,491    2,577,087    2,137,583
                                              ----------    ---------    ---------
              Net interest income              2,498,041    2,298,959    2,237,464
Provision for loan losses (note 4)               100,000       55,000       66,000
                                              ----------    ---------    ---------
              Net interest income after
                  provision for loan losses    2,398,041    2,243,959    2,171,464
                                              ----------    ---------    ---------
Non-interest income:
     Service charges and fees                    235,991      196,553      145,934
     Annuity commissions                          41,304       96,411       19,311
     Other (note 2)                              240,478       74,993      125,733
                                              ----------    ---------    ---------
              Total non-interest income          517,773      367,957      290,978
                                              ----------    ---------    ---------
Non-interest expense:
     Salaries and employee benefits              939,740      939,081      758,536
     Premises and equipment                      271,121      169,464      164,097
     Federal deposit insurance (note 12)         484,823      138,101      136,285
     Data processing                             236,452      207,849      155,909
     Advertising                                 140,476      173,932      117,228
     Bank fees and charges                        72,403       64,464       62,253
     Other                                       400,518      385,177      499,453
                                              ----------    ---------    ---------
              Total non-interest expense       2,545,533    2,078,068    1,893,761
                                              ----------    ---------    ---------
              Earnings before income taxes       370,281      533,848      568,681
Income taxes (note 8)                            134,100      196,200      209,000
                                              ----------    ---------    ---------
              Net earnings                    $  236,181      337,648      359,681
                                              ==========      =======      =======
Earnings per share (note 1)                   $     1.32         1.94         2.08
                                              ==========      =======      =======


See accompanying notes to consolidated financial statements.

   [Photographs of scenes from Shelby County life across top border of page.]


Consolidated Statements of Shareholders' Equity of Shelby County Bancorp and Subsidiary

For the years ended September 30, 1996, 1995 and 1994


                                                                                      Unrealized
                                                                                    appreciation on
                                                                                      investment         Total
                                                                                      securities        share-
                                                        Common         Retained        available       holders'
                                                         stock         earnings        for sale         equity
---------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993, as
   originally reported                               $1,323,623        3,891,486            --        5,215,109
    Adjustment (note 1)                                      --          110,400            --          110,400
                                                      ---------        ---------       -------        ---------
Balance at September 30, 1993                         1,323,623        4,001,886            --        5,325,509
    Exercise of options for 1,725 shares
       of common stock at $10 per share
       (note 10)                                         17,250               --            --           17,250
    Unrealized appreciation on investment
       securities available for sale (note 2)                --               --       198,363          198,363
    Dividends ($.33125 per share)                            --          (57,333)           --          (57,333)
    Net earnings for 1994                                    --          359,681            --          359,681
                                                      ---------        ---------       -------        ---------
Balance at September 30, 1994                         1,340,873        4,304,234       198,363        5,843,470
    Net change in unrealized appreciation
       on investment securities available
       for sale (note 2)                                     --               --        92,518           92,518
    Dividends ($.3625 per share)                             --          (63,158)           --          (63,158)
    Net earnings for 1995                                    --          337,648            --          337,648
                                                      ---------        ---------       -------        ---------
Balance at September 30, 1995                         1,340,873        4,578,724       290,881        6,210,478
    Exercise of options for 1,725 shares of
       common stock at $10 per share (note 10)           17,250               --            --           17,250
    Net change in unrealized appreciation
       on investment securities available for
       sale (note 2)                                         --               --        39,349           39,349
    Dividends ($.40 per share)                               --          (70,380)           --          (70,380)
    Net earnings for 1996                                    --          236,181            --          236,181
                                                      ---------        ---------       -------        ---------
Balance at September 30, 1996                        $1,358,123        4,744,525       330,230        6,432,878
                                                     ==========        =========       =======        =========



See accompanying notes to consolidated financial statements.

   [Photographs of scenes from Shelby County life across top border of page.]


Consolidated  Statements
of Cash Flows

                                                                                 For the years ended  September 30,
                                                                          1996                1995                1994
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net earnings                                                     $    236,181             337,648             359,681
    Adjustments  to  reconcile  net  earnings
      to net cash  provided by operating
      activities:
         Depreciation and amortization                                    110,761              79,300              89,538
         Net deferred loan origination fees                                (8,117)            (15,808)             (5,329)
         Deferred income taxes                                           (155,846)             14,000             (49,000)
         Provision for loan losses                                        100,000              55,000              66,000
         Real estate owned losses                                              --                  --              11,119
         (Gain) loss on disposal of premises and equipment                     --              24,999              (7,950)
         (Increase) decrease in accrued interest receivable on
            investment securities                                         (36,223)             13,770             (32,151)
         (Increase) decrease in other assets                               26,733             (96,356)            141,345
         Increase in other liabilities                                    540,661              64,788             110,834
         Loss on sale of collateralized mortgage obligation                    --                  --               8,272
         Gain on sale of government trust mutual fund                          --                  --             (34,413)
         Gain on sale of securities available for sale                    (28,445)             (4,947)                 --
                                                                      -----------          ----------          ----------
         Net cash provided by operating activities                        785,705             472,394             657,946
                                                                      -----------          ----------          ----------
Cash flows from investing activities:
    Loans funded net of collections                                   (15,838,914)         (7,494,460)         (1,546,312)
    Investment in real estate owned, net                                       --                  --               3,445
    Proceeds from sale of government trust mutual fund                         --                  --           2,138,795
    Proceeds from sale of collateralized mortgage obligation                   --                  --           7,085,791
    Proceeds from sale of securities available for sale                 5,951,760           4,435,762                  --

    Proceeds from sale of real estate owned                                    --                  --             237,162
    Principal collected on mortgage-backed securities                     962,264             546,872             294,162
    Investment in government trust mutual fund                                 --                  --             (81,895)
    Investment in securities                                           (8,033,069)         (3,501,969)         (7,339,462)
    Investment in FHLB stock                                             (210,800)                 --             (32,600)
    Purchase of premises and equipment                                    (37,645)           (845,876)           (389,827)
    Disposals of premises and equipment                                        --                   1              91,234
                                                                      -----------          ----------          ----------
         Net cash provided (used) in investing activities             (17,206,404)         (6,859,670)            460,493
                                                                      -----------          ----------          ----------
Cash flows from financing activities:
    Dividends paid on common stock                                        (70,380)            (60,980)            (42,088)
    Net increase (decrease) in deposits                                 4,084,063          10,134,020          (2,923,909)
    Proceeds from FHLB advances and other borrowings                   10,081,000                  --                  --

    Repayments of FHLB advances and other borrowings                       (9,640)                 --                  --

    Proceeds from issuance of common stock through stock
      option plan                                                          17,250                  --              17,250
                                                                      -----------          ----------          ----------
         Net cash provided (used) by financing activities              14,102,293          10,073,040          (2,948,747)
                                                                      -----------          ----------          ----------
Net increase (decrease) in cash and cash equivalents                   (2,318,406)          3,685,764          (1,830,308)
Cash and cash equivalents at beginning of year                          7,241,682           3,555,918           5,386,226
                                                                      -----------          ----------          ----------
Cash and cash equivalents at end of year                             $  4,923,276           7,241,682           3,555,918
                                                                     ============           =========           =========
Supplemental cash flow information:
    Interest paid                                                    $  3,320,806           2,282,351           2,139,754
                                                                     ============           =========           =========
    Income taxes paid                                                $     80,000             345,900             282,984
                                                                     ============             =======             =======

See accompanying notes to consolidated financial statements.

   [Photographs of scenes from Shelby County life across top border of page.]


Notes
to Consolidated Financial Statements

of Shelby County Bancorp and Subsidiary -
September 30, 1996, 1995 and 1994


(1)      Summary of Significant Accounting Policies

     Basis of Presentation

     The consolidated financial statements include the accounts of Shelby County Bancorp (the "Corporation") and its wholly-owned subsidiary, Shelby County Savings Bank, FSB and subsidiaries (the "Savings Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

     The Savings Bank offers retail deposit and lending services through its office and banking center in Shelbyville, Indiana and branches in Shelbyville, Morristown and St. Paul, Indiana. The Savings Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Securities Held to Maturity and Available for Sale

     Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

     Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses are computed on a specific identification basis.

     Loans Receivable and Real Estate Owned

     Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. The Savings Bank has a mortgage lien on all real estate on which mortgage, participation or purchased loans are made. Substantially all loan originations are secured by mortgages on property in Shelby County, Indiana.

     An allowance for interest accrued but uncollected is established once a loan is 90 days delinquent, in process of foreclosure or is otherwise considered to be uncollectible as determined by management.

     The Bank provides specific valuation allowances for estimated losses on loans and real estate owned when a significant and permanent decline in value occurs. As of October 1, 1995, the Bank adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditor for Impairment of a Loan". Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and subsequent adjustment to the loss provision. Adopting this standard did not have an impact on the 1996 financial statements. In providing valuation allowances, through a charge to operations, the estimated net realizable value of the underlying collateral and the costs of holding real estate are considered. Non-specific valuation allowances for estimated losses are established based on management's judgment of current economic conditions and the credit risk of the loan portfolio and real estate owned.

     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

   [Photographs of scenes from Shelby County life across top border of page.]


     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

     Loan Fees

     Loan origination fees and certain direct costs are deferred and recognized over the lives of the related loans as an adjustment of the loan's yield.

     FHLB Stock

     Federal law requires a member institution of the Federal Home Loan Bank system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

     Premises and Equipment

     Purchases of premises and equipment and expenditures which materially extend useful lives are capitalized at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets as follows: 2 to 50 years for buildings and improvement and 2 to 20 years for furniture and equipment.

     Federal Income Taxes

     The Corporation and the Savings Bank file consolidated tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                             [PHOTOGRAPH OF A CAR.]

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Corporation considers cash on hand and at banks and liquid money market investments of less than three months maturity to be cash equivalents.

     Earnings Per Share

     Earnings per share have been computed on the basis of weighted average number of common shares outstanding and the dilutive effect of stock options not exercised using the treasury stock method. The weighted average number of shares for use in the primary earnings per share computation was 179,605 for 1996, 174,225 for 1995 and 172,769 for 1994. The effects of outstanding stock options on fully diluted earnings per share were dilutive by less than three percent for 1996, 1995 and 1994.

     Restatement

     During 1996, the Company determined that it had not properly accrued interest income on certain loans in prior years. Accordingly, an adjustment to prior periods has been recorded to properly reflect the accrued income. The adjustment recorded as of September 30, 1993, consists of additional accrued interest on mortgage loans of $184,000, and additional taxes payable of $73,600, resulting in an increase in beginning shareholders' equity of $110,400. The impact on net income for the years ended September 30, 1995 and 1994 was determined by management not to be material.

     Reclassifications

     Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

   [Photographs of scenes from Shelby County life across top border of page.]


(2)  Investment Securities Available for Sale

Investment securities available for sale at September 30, consist of the following:



                                                                 September 30, 1996
                                               Amortized     Unrealized       Unrealized      Market
                                                 cost           gains           losses         value
-------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   FNMA                                       $2,907,950        2,986          (72,473)       2,838,463
   FHLMC                                       1,792,181        2,735          (50,242)       1,744,674
                                               ---------      -------         --------        ---------
                                               4,700,131        5,721         (122,715)       4,583,137
                                               ---------      -------         --------        ---------

FHLMC preferred stock                             30,691      748,991               --          779,682
                                               ---------      -------         --------        ---------
Corporate bonds:
   Due after one year through
      five years                                 508,235           --          (20,120)         488,115
   Due after five years through
      ten years                                1,009,184           --          (50,837)         958,347
                                               ---------      -------         --------        ---------
                                               1,517,419           --          (70,957)       1,446,462
                                               ---------      -------         --------        ---------
Municipal bonds:
   Due after five years through
      ten years                                  445,131           --          (10,656)         434,475
                                               ---------      -------         --------        ---------
                                              $6,693,372      754,712         (204,328)       7,243,756
                                              ==========      =======         ========        =========



                                                                     September 30, 1996
                                               Amortized     Unrealized       Unrealized      Market
                                                 cost           gains           losses         value
-------------------------------------------------------------------------------------------------------
Banker's acceptances:
   Due in one year or less                    $  632,611           --                --       632,611
                                              ----------      -------           -------     ---------
Mortgage-backed securities:
   FNMA                                        2,044,226           --           (13,179)    2,031,047
   FHLMC                                         818,779           --           (10,920)      807,859
                                              ----------      -------           -------     ---------
                                               2,863,005           --           (24,099)    2,838,906
                                              ----------      -------           -------     ---------
FHLMC preferred stock                             30,691      504,116                --       534,807
                                              ----------      -------           -------     ---------
Municipal bonds:
   Due after five years through ten
      years                                      438,757        4,784                --       443,541
                                              ----------      -------           -------     ---------
                                              $3,965,064      508,900           (24,099)    4,449,865
                                              ==========      =======           =======     =========


     A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities, which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $1,521,922 and a market value of $1,550,360 at the time of transfer.

     For the year ended September 30, 1996, gross realized gains on sales of investment securities available for sale were $28,445 and are included in other non-interest income.

   [Photographs of scenes from Shelby County life across top border of page.]


(3)    Investment Securities Held to Maturity

Investment securities held to maturity at September 30, consist of:



                                                                           September 30, 1996
                                                         Amortized      Unrealized       Unrealized      Market
                                                           cost            gains           losses         value
----------------------------------------------------------------------------------------------------------------
          Mortgage-backed securities:
            FNMA                                       $    199,678          2,380         -             202,058
            FHLMC                                           400,373          2,851        (3,672)        399,552
            GNMA                                             33,039          2,834         -              35,873
                                                        -----------         ------        ------       ---------
                                                            633,090          8,065        (3,672)        637,483
                                                        -----------         ------        ------       ---------
          Municipal bonds:
            Due after five years through ten years          226,672          1,703        (4,345)        224,030
                                                        -----------         ------        ------       ---------
          Corporate bonds:
            Due after one year through five years           407,686          6,518         -             414,204
                                                        -----------         ------        ------       ---------
                                                        $ 1,267,448         16,286        (8,017)      1,275,717
                                                        ===========         ======        ======       =========





                                                                           September 30, 1995
                                                         Amortized      Unrealized       Unrealized      Market
                                                           cost            gains           losses         value
----------------------------------------------------------------------------------------------------------------
          Mortgage-backed securities:
            FNMA                                       $    701,931          7,529         -             709,460
            FHLMC                                         1,048,784          8,990         -           1,057,774
            GNMA                                             39,518          3,288         -              42,806
                                                        -----------         ------        ------       ---------
                                                          1,790,233         19,807         -           1,810,040
                                                        -----------         ------        ------       ---------
          Municipal bonds:
            Due after five years through ten years          113,927          2,197         -             116,124
                                                        -----------         ------        ------       ---------
          Corporate bonds:
            Due after one year through five years           926,805         21,299         -             948,104
                                                        -----------         ------        ------       ---------
                                                        $ 2,830,965         43,303         -           2,874,268
                                                        ===========         ======        ======       =========

                 [PHOTOGRAPH OF A MAN EATING CORN ON THE COB.]

   [Photographs of scenes from Shelby County life across top border of page.]

(4)  Loans Receivable

Loans receivable at September 30, 1996 and 1995, respectively, consist of:

                                           1996                 1995
----------------------------------------------------------------------
Real estate mortgage loans:
   One-to-four family                  $ 40,697,356         33,594,087
   Commercial                             9,828,050          7,574,423
   Home equity loans                        740,433            586,276
   Residential construction               1,002,262            582,924
   Participations purchased:
       One-to-four family                     5,430             13,405
       Commercial                         2,770,483          1,157,879
Consumer loans                            8,257,929          5,234,750
Commercial loans                          3,320,574          2,303,419
                                       ------------         ----------
                                         66,622,517         51,047,163
Less:
   Deferred loan fees                       198,195            206,312
   Allowance for loan losses                325,900            241,094
                                       ------------         ----------
                                       $ 66,098,422         50,599,757
                                       ============         ==========

         Activity in the allowance for loan losses for the years ended September 30, consist of:

                                     1996           1995           1994
                                  ---------      ---------      ---------

Balance at beginning of year      $ 241,094        188,879        140,998
Provision charged to earnings       100,000         55,000         66,000
Charge-offs                         (15,523)        (2,785)       (20,947)
Recoveries                              329             --          2,828
                                  ---------        -------        -------
Balance at end of year            $ 325,900        241,094        188,879
                                  =========        =======        =======

At September 30, 1996 and 1995, non-accrual loans totaled $299,649 and $453,543, respectively.

                 [Photograph of scene from Shelby County life.]


The Savings Bank makes loans to certain directors and officers in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. A summary of activity in these loans for the year ended September 30, 1996 follows:

Balance at beginning of year               $ 579,267
   New loans                                 777,983
   Repayments                               (360,995)

Balance at end of year                     $ 996,255

At September 30, 1996, the Savings Bank had commitments to originate $2,305,000 of fixed-rate loans. The interest rates on these fixed-rate loan commitments range from 8.75% to 10.5%. The Savings Bank also had commitments to fund $546,771 of variable-rate home equity loans.

(5)      Premises and Equipment

Premises and equipment consist of:

                                                         1996         1995
---------------------------------------------------------------------------
Land                                                $    251,766     251,766
Buildings and improvements                             1,315,069   1,315,069
Furniture and equipment                                  971,877     934,232
                                                     -----------   ---------
                                                       2,538,712   2,501,067
Less accumulated depreciation                            664,010     535,948
                                                     -----------   ---------
                                                     $ 1,874,702   1,965,119
                                                     ===========   =========

   [PHOTOGRAPH OF GIRL EATING ICE CREAM AND PHOTOGRAPH OF A BASKETBALL GAME.]

   [Photographs of scenes from Shelby County life across top border of page.]

(6)      Deposits

Deposits at September 30, consist of:

                                                              1996                                 1995
                                                  ---------------------------       ----------------------------
                                                     Amount               %                Amount            %
----------------------------------------------------------------------------------------------------------------
Passbook accounts (2.85% and
  3.25% at September 30, 1996 and 1995)           $10,027,894           15%             9,926,911          16%
NOW and Super NOW (2.00% and
  2.50% at September 30, 1996 and
  2.5% at September 30, 1995)                      13,532,702           21             11,916,467          20
                                                   ----------          ---             ----------          --
                                                   23,560,596           36             21,843,378          36
                                                   ----------          ---             ----------          --
Certificate accounts:
  Up to 3%                                             58,945           --                 29,218          --
  3.01%-4%                                            431,614            1              2,708,191           5
  4.01%-5%                                          4,884,518            7              4,249,932           7
  5.01%-6%                                         21,169,641           33             11,141,366          18
  6.01%-7%                                         11,936,295           18             17,964,549          29
  7.01%-8%                                          1,951,528            3              1,874,443           3
  8.01%-9%                                          1,293,000            2              1,390,997           2
                                                   ----------          ---             ----------          --
                                                   41,725,541           64             39,358,696          64
                                                   ----------          ---             ----------          --
                                                  $65,286,137          100%            61,202,074         100%
                                                  ===========          ===             ==========         ===

Weighted average cost of
  all deposits                                                        4.75%                              4.99%
                                                                      ====                               ====


Included in certificates at September 30, 1996 and 1995 are $4,737,000 and $6,610,000, respectively, in certificates of $100,000 or more.

Eligible deposit accounts are insured by the full faith and credit of the government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Funds (SAIF) at September 30, 1996.

The contractual maturities of certificates at September 30, 1996 consist of (in thousands of dollars):

                                             Amount              %
---------------------------------------------------------------------
              Under 12 months           $ 19,403,870           46.5%
              12 to 24 months              6,595,570           15.8
              24 to 36 months              2,584,150            6.2
              36 to 48 months             10,641,585           25.5
              48 to 60 months              2,248,928            5.4
              Over 60 months                 251,438             .6
                                        ------------          -----
                                        $ 41,725,541          100.0%
                                        ============          =====

         Interest expense by type of deposit for the years ended September 30, consist of:

Account Type              1996           1995           1994
---------------------------------------------------------------
Passbook              $  313,341        376,473        485,854
NOW and Super NOW        301,579        311,926        275,955
Certificates           2,604,553      1,707,790      1,375,774
                       ---------      ---------      ---------
                      $3,219,473      2,396,189      2,137,583
                      ==========      =========      =========

(7)      Advances From FHLB and Other Borrowings

Advances from FHLB and other borrowings at September 30, 1996 consist of:

Advances from FHLB with interest at variable rates (6.48% at September 30, 1996) collateralized by qualifying mortgage loans and investments (as defined) equal
to 160% of FHLB advances                                      $ 9,746,000

Mortgage borrowing secured by bank branch
with monthly payments of principal and
interest at 8.75% through October 2010                            325,360
                                                               ----------
                                                               10,071,360
                                                               ==========

The weighted average interest rate of all borrowings was 6.55% at September 30, 1996.


     Advances from FHLB and other borrowings at September 30, 1996 are scheduled to mature as follows:

                             FHLB                Other
                           Advances           Borrowings          Total
-------------------------------------------------------------------------
      1997               $9,746,000             12,264          9,758,264
      1998                       --             13,382             13,382
      1999                       --             14,601             14,601
      2000                       --             15,931             15,931
      2001                       --             17,382             17,382
Thereafter                       --            251,800            251,800
                         ----------            -------         ----------
                         $9,746,000            325,360         10,071,360
                         ==========            =======         ==========

   [Photographs of scenes from Shelby County life across top border of page.]

(8)      Income Taxes

The composition of income taxes for the years ended September 30, consist of:

                    1996           1995          1994
------------------------------------------------------
Current:
   Federal     $ 228,946        121,200       210,000
   State          61,000         61,000        48,000
               ---------        -------       -------
                 289,946        182,200       258,000
Deferred        (155,846)        14,000       (49,000)
               ---------        -------       -------
               $ 134,100        196,200       209,000
               =========        =======       =======


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 follow:

                                                   1996           1995
------------------------------------------------------------------------
Deferred tax assets:
   Deferred loan fees                           $  79,300         82,500
   Allowance for delinquent interest                9,800          7,800
   Allowance for possible loan losses for
      financial reporting purposes                110,800         96,400
   SAIF special assessment                        132,800             --

   Allowance for environmental contingency         18,300         18,300
                                                ---------       --------
                                                  351,000        205,000
                                                =========       ========
Deferred tax liabilities:
   FHLB stock dividend                            (29,200)       (29,200)
   Depreciation                                   (29,200)        (3,200)
   Tax bad debt reserve                           (51,600)       (41,500)
   Deductible prepaid expense                     (25,800)       (21,900)
   Investment securities available for sale      (220,154)      (193,920)
                                                ---------       --------
                                                 (355,954)      (289,720)
                                                ---------       --------
Net temporary differences                          (4,954)       (84,720)
Less valuation allowance                               --        (49,846)
                                                ---------       --------
Net deferred tax liability                      $  (4,954)      (134,566)
                                                =========       ========

         The effective income tax rate differs from the statutory federal corporate rate as follows:

                                   1996         1995         1994
------------------------------------------------------------------
Statutory tax rate                 34.0%        34.0%        34.0%
State income taxes                  5.6          5.6          5.6
Tax exempt interest income         (3.5)        (3.2)        (2.6)
Other                                .1           .4          (.2)
                                   ----         ----         ----
Effective tax rate                 36.2%        36.8%        36.8%
                                   ====         ====         ====


     Under the Internal Revenue Code, the Savings Bank is allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction is computed based on one of two alternative methods: (1) a percent of taxable income before such deduction (currently 8%) or (2) loss experience method. The Savings Bank has generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income method.

     Under Legislation enacted in 1996, beginning in fiscal 1997, the Savings Bank will no longer be allowed a special bad debt deduction using the percentage of taxable income method. Beginning in 1997, the Savings Bank will be required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for in the Savings Bank's deferred tax liability.

     Retained earnings at September 30, 1996 include approximately $1,100,000 for which no provision for Federal income taxes has been made. This amount represents allocations of earnings to tax bad debt deductions prior to 1987. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

(9)  Retirement Plan

     The Savings Bank maintains a noncontributory defined benefit retirement plan which covers substantially all employees. Pension expense amounted to $39,521, $29,423 and $17,039 for the years ended September 30, 1996, 1995 and
1994. The Plan in which the Savings Bank participates is a multi-employer plan for which separate actuarial valuations are not made with respect to each employer.

   [Photographs of scenes from Shelby County life across top border of page.]

(10)      Stockholders' Equity

     The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Savings Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Savings Bank is further subject to the regulatory requirements applicable to a federal savings bank.

     Savings institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At September 30, 1996, the Savings Bank's risk-based capital exceeded the required amount. Risk-based capital is defined as the Savings Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

     Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks, which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Savings Bank's primary regulator, the Office of Thrift Supervision, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At September 30, 1996, the Savings Bank's core capital and leverage ratio were in excess of the required amount.

     Savings institutions must also maintain minimum tangible capital of 1.5% of total assets. The Savings Bank's tangible capital and tangible capital ratio at September 30, 1996 exceeded the required amount.

     The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At September 30, 1996, the Savings Bank was classified as adequately capitalized.

     The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Savings Bank may, without prior OTS approval, make capital distributions to the Corporation of up to 100% of its net income during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions on the payments of dividends to its stockholders, other than restrictions under Indiana law.

                            [PHOTOGRAPH OF A FAMILY]

     At the time of conversion, October 17, 1991, the Savings Bank established a liquidation account of $3,348,000 which equaled the Savings Bank's retained earnings as of the date of the latest statement of financial condition, June 30, 1991, contained in the final offering circular. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Savings Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount to the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the shareholders. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

     The Corporation has a stock option plan whereby 17,250 shares of authorized but unissued common stock are reserved for future issuance upon the exercise of stock options. Stock options for the purchase of 12,075 shares have been granted to certain officers and directors at $10 per share, the market value at the date of approval of the plan. The options can be exercised at any time until expiration in October 2001. Additionally, stock options for the purchase of

   [Photographs of scenes from Shelby County life across top border of page.]

3,450 shares were granted in 1996 to certain officers and directors at $20 per share, the market value at the date the options were granted. The options can be exercised at any time until expiration in August of 2006. During 1994, options for 1,725 shares were exercised. No options were exercised in 1995. During 1996, options for 1,725 shares were exercised leaving 12,075 unexercised options at September 30, 1996.

     In April 1995, the Corporation issued to its shareholders one Common Share Purchase Rights (the Rights) for each share of common stock owned. The Rights entitle the shareholders to purchase one share of common stock for $70.


(11)     Parent Company Financial Information

Following is condensed parent company financial information of the Corporation:

Condensed Statement of Financial Condition

Assets                                                         1996           1995
-------------------------------------------------------------------------------------
   Cash, including interest-bearing deposit of $345,287     $  378,342         36,001
   Investment in Savings Bank                                5,585,782      5,261,093
   Due from Savings Bank for income taxes and
      proceeds from issuance of common stock                    61,300        135,225
   Premises and equipment, net                                 830,859        853,676
   Other receivables                                                --             25
                                                            ----------      ---------
                                                            $6,856,283      6,286,020
                                                            ==========      =========

   Liabilities
-------------------------------------------------------------------------------------
   Due to Savings Bank for compensation expense                 80,448         58,119
   Long-term debt                                              325,360             --

   Dividends payable                                            17,597         17,423
                                                            ----------      ---------
                                                               423,405         75,542
                                                            ----------      ---------
   Shareholders' Equity
   Common stock                                              1,358,123      1,340,873
   Retained earnings                                         4,744,525      4,578,724
   Unrealized appreciation on investment securities
      available for sale held by Savings Bank                  330,230        290,881
                                                            ----------      ---------
                                                             6,432,878      6,210,478
                                                            ----------      ---------
                                                            $6,856,283      6,286,020
                                                            ==========      =========


                                                            Condensed Statement of Earnings
                                                           1996           1995           1994
                                                        ---------      ---------      ---------
Dividend from Savings Bank                              $      --        750,000        300,000
Lease income                                               49,500         21,000             --

Interest income                                            10,646          1,647          1,132
Interest expense on loans                                 (26,212)            --             --

Operating expenses                                       (108,393)       (78,750)       (63,928)
                                                        ---------      ---------      ---------
                                                          (74,459)       693,897        237,204
Income tax benefit                                         25,300         36,000         35,000
                                                        ---------      ---------      ---------
       Income (loss) before equity in undistributed
          earnings of Savings Bank                        (49,159)       729,897        272,204
Equity in undistributed earnings of Savings Bank          285,340       (392,249)        87,477
                                                        ---------      ---------      ---------

                  Net earnings                          $ 236,181        337,648        359,681
                                                        =========        =======        =======


                           [PHOTOGRAPH OF A CHURCH.]

   [Photographs of scenes from Shelby County life across top border of page.]


                                         Condensed Statement of Cash Flows

                                                               1996           1995           1994
--------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
   Net earnings                                             $ 236,181        337,648        359,681
   Adjustments to reconcile net cash
     provided  by  operating activities:
       Equity in undistributed earnings of Savings Bank      (285,340)       392,249        (87,477)
       Depreciation and amortization                           22,817          3,803             --

       (Increase) decrease in due from Savings Bank            73,925        (36,000)       (52,225)
       (Increase) decrease in other receivables                    25             --            (25)
       Increase in other liabilities                           22,503         36,438         21,681
                                                            ---------        -------        -------
          Net cash provided by operating activities            70,111        734,138        241,635
                                                            ---------        -------        -------
Cash flows from investing activities -
   Purchase of premises and equipment                              --       (685,439)      (172,040)
                                                            ---------        -------        -------
          Net cash used by investing activities                    --       (685,439)      (172,040)
                                                            ---------        -------        -------
Cash flows from financing activities:
   Proceeds from borrowings                                   335,000             --             --

   Repayment of borrowings                                     (9,640)            --             --

   Net proceeds from issuance of common stock                  17,250             --         17,250
   Dividends paid to shareholders                             (70,380)       (60,980)       (42,088)
                                                            ---------        -------        -------
          Net cash provided (used) by financing
             activities                                       272,230        (60,980)       (24,838)
                                                            ---------        -------        -------
Net increase (decrease) in cash                               342,341        (12,281)        44,757
Cash and cash equivalents at beginning of year                 36,001         48,282          3,525

Cash and cash equivalents at end of year                    $ 378,342         36,001         48,282
                                                            =========         ======         ======
Supplemental cash flow information -
   Interest paid                                            $  26,212             --             --
                                                            =========         ======         ======

(12)       Recent Regulatory Developments

     The deposits of the Savings Bank are presently insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund
(BIF), which insures the deposits of commercial banks, are the two deposit insurance funds administered by the Federal Deposit Insurance Corporation
(FDIC). The Deposit Insurance Funds Act, enacted on September 30, 1996, requires the FDIC to assess a special one-time premium on deposits insured by SAIF to raise the ratio of SAIF insurance funds to insured deposits to 1.25%. The Savings Bank was assessed an additional premium of $332,077 payable prior to November 27, 1996. As a reslut of this legislation, the Savings Bank's deposit insurance premiums will be reduced.

   [Photographs of scenes from Shelby County life across top border of page.]

(13)     Fair Value of Financial Instruments

     The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Corporation using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts Shelby County Bancorp could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

     The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at September 30, 1996.
                                                         Carrying     Estimated
(In thousands)                                            amount      fair value
--------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                               $ 4,923        4,923
  Securities including securities available for sale        8,511        8,520
  Loans receivable, net                                    66,098       65,563
  Accrued interest receivable                                 529          529
  Stock in FHLB of Indianapolis                               620          620

Liabilities
--------------------------------------------------------------------------------
  Deposits                                                 65,286       66,150
  Borrowings:
    FHLB advances                                           9,746        9,746
    Long-term borrowing                                       325          325
  Accrued interest payable                                    133          133

     The  following   valuation   methods  and  assumptions  were  used  by  the
Corporation in estimating the fair value of its financial instruments.

                             [PHOTOGRAPH OF BARNS]

     Cash and Cash  Equivalents.

     The fair value of cash and cash equivalents approximates carrying value.

     Securities.

     Fair values are based on quoted market prices.

       Loans  Receivable,   Net.

     The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Contractual cash flows were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision at September 30, 1996.

     Accrued Interest Receivable.

     The fair value of these financial instruments approximates carrying value.

     Stock in FHLB of Indianapolis.

     Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Deposits.

     The fair values for demand deposits (i.e., interest bearing and non-interest bearing checking, passbooks savings and money market accounts) are equal to the amount payable on demand at the reporting date. Fair values for fixed-maturity certificates of deposit are calculated using a discounted cash flow analysis that applies interest rates currently offered on certificates.

     FHLB Advances.

     The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

     Long-term Borrowing.

     The fair value of long-term borrowing approximates carrying value as the interest rate approximates current market rates.

     Accrued Interest Payable.

     The fair value of these financial instruments approximates carrying value.

   [Photographs of scenes from Shelby County life across top border of page.]


Directors and Officers

Directors

David A. Carmony has been President and a 50% shareholder of Carmony-Ewing Funeral Homes, Inc., which provides funeral services in the Shelby County area, since 1988. Prior to 1988, Mr. Carmony owned and operated Carmony Funeral Home, Incorporated, a similar business.

Leonard J. Fischer has been a director of Shelby County Bancorp since the Conversion and a director of SCSB since 1975. He is a self- employed metal fabricator. Prior to 1986, Mr. Fischer was manager of plants and equipment for Shelby Steel, Inc.

Rodney L. Meyerholtz has been President and a director of Shelby County Bancorp since the Conversion and President and director of SCSB since 1986.

James M. Robison became a director and Chairman of the Board of Directors of Shelby County Bancorp and SCSB in 1991, and has served as legal counsel to SCSB since prior to 1986. Mr. Robison is a member of the Shelbyville law firm of Robison , Yeager, Good, Baldwin and Apsley P.A.

Robert E. Thomas became a director of Shelby County Bancorp and SCSB in 1995. Mr. Thomas has served as a general agent for the past 45 years for the Franklin Life Insurance Company.

[PHOTOGRAPH  OF  DIRECTORS  OF SHELBY  COUNTY  BANCORP -
Shelby County Bancorp Directors, left to right: David A. Carmony, Leonard J. Fischer, James M. Robison, Rodney L. Meyerholtz, Robert E. Thomas]

Officers

        Officers of Shelby County Bancorp

        James M. Robison
        Chairman of the Board

        Rodney L. Meyerholtz
        President

        Leonard J. Fischer
        Vice President

        David A. Carmony
        Secretary

        Robert E. Thomas
        Treasurer

Officers of Shelby County Savings Bank, FSB

        Rodney L. Meyerholtz
        President

        Ronald L. Lanter
        Vice President-Consumer Lending

        Joyce E. Ford
        Vice President-Mortgage Lending

        Rita A. Sturgill
        Vice President-Treasurer

        Betty J. Baker
        Secretary

        Brenda L. Coers
        Assistant Secretary

Totally Committed to Shelby County

Shareholder Information

Market Information

The common stock of Shelby County Bancorp is traded in the over-the-counter market but is not listed on NASDAQ. NatCity Investments, Indianapolis, Indiana, acts as a market maker for the stock.

Transfer Agent and Registrar

Registrar and Transfer Company is Shelby County Bancorp's stock transfer agent and registrar. Registrar and Transfer maintains the Corporation's shareholder records. To change name, address or ownership of stock, to report lost certificates, or to consolidate accounts, contact:

Registrar and Transfer Company

10 Commerce Drive
Cranford, New Jersey 07016
(800) 456-0596

General Counsel

Barnes & Thornburg
1313 Merchants Bank Building
11 South Meridian Street
Indianapolis, Indiana 46204


Auditors

KPMG Peat Marwick LLP
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204

Shareholder & General Inquiries

Shelby County Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 1996 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

        Rodney L. Meyerholtz
        Shelby County Bancorp
        29 East Washington Street,  P.O. Box 438
        Shelbyville, Indiana  46176 (317) 398-9721

Main Office

29 E. Washington Street,
PO Box 438
Shelbyville, Indiana  46176

Phone: (317) 398-9721

[PHOTOGRAPH OF SHELBY COUNTY SAVINGS BANK BRANCH]

Branch Locations

105 County Line Rd.
St. Paul, Indiana 47272

34 Rampart Street
Shelbyville, Indiana 46176

127 East Main Street
Morristown, Indiana 46161

Produced by
Russell Communications, Inc,
Lisle, Illinois

Designed by
David Johnson Design,
Oak Brook, Illinois

Photos by
Sponsel-Dillman Photography
and Brett Hampton of
The Shelbyville News

                               ["FDIC INSURED" AND "EQUAL HOUSING LENDER" LOGOS]

A REPORT TO OUR SHAREHOLDERS