Form 10-K, Exhibit 13
period 1997-09-30
SHELBY COUNTY BANCORP
filed 1997-12-24
CIK 876621

TOTALLY DEDICATED TO CUSTOMER SERVICE


                                      1997
                                     ANNUAL
                                     REPORT




                          [SHELBY COUNTY BANCORP LOGO]



                          A REPORT TO OUT SHAREHOLDERS


 [COVER FEATURES PHOTOGRAPHS OF DAILY ACTIVITIES AT SHELBY COUNTY SAVINGS BANK]

1997

The recently completed fiscal year 1997 was your institution's 60th year of providing financial service to the residents of Shelby County. I am very pleased to report that the past year was the most profitable year ever for Shelby County Bancorp.

Throughout the year, we emphasized the bank's total commitment to customer service. By offering modern, competitive, convenient products and services in a friendly, efficient manner, our employees helped us to maintain excellent relationships with our customers while adding many new deposit and lending accounts for the bank. These factors helped our institution prosper in a competitive environment filled with out of market institutions, and helped increase prosperity for Shelby County and our shareholders.

During the year the bank's two newest offices, Rampart Street and Morristown, continued to grow, serving the financial needs of additional customers. Meanwhile, we developed plans to further enhance performance at those facilities, along with our downtown Shelbyville and St. Paul locations, and the institution as a whole. New strategies include an employee compensation incentive program implemented to help maximize and reward performance. The plans developed by the Directors and Management of your ins titution during fiscal year 1997 will help pave the way for even greater success, profitability and shareholder returns in the coming years.

For the fiscal year ending September 30, 1997, net income was $513,000, or $2.83 per share, an increase of 117 percent from 1996 earnings of $236,000, or $1.32 per share. As mentioned above, the net earnings of $513,000 represents an all-time high amount. We believe conditions are favorable for fiscal year 1998 to be even more profitable. Total assets of the company increased 9.6 percent from $82,676,000 at fiscal year 1996 to $90,609,000 at fiscal year 1997. Also, book value per share increased from $36.56 at fiscal year 1996 to $40.76 at fiscal year 1997.

Loans receivable for fiscal year 1997 increased 15 percent from $66,098,000 (fiscal year 1996) to $76,038,000. Total deposits for fiscal year 1997 decreased slightly to $64,633,000 from fiscal year 1996 deposits of $65,286,000, a 1 percent drop.

Net interest income after provision for loan losses improved by $314,000 from fiscal year 1996 to 1997. The ongoing originations of both mortgage and non-mortgage products at record amounts have continued to increase net interest income margins for the company, making them even stronger than the high levels of fiscal year 1996.


[PHOTOGRAPH OF RODNEY L. MEYERHOLTZ]


Non-performing assets for fiscal year 1997 remained at levels significantly below industry norms. The company's loan underwriting and collection policies, along with a healthy economy, are major contributors to keeping these levels low.

We look forward to 1998 as we continue to provide  safe and sound  institutional
philosophies   and  values.   Meanwhile,   we  are   constantly   searching  for
opportunities that are beneficial to our customers and shareholders.

As always, your comments and suggestions on how we may better serve you are welcome.





/s/ Rodney L. Meyerholtz
Rodney L. Meyerholtz
President and Chief Executive officer

   ["SHELBY COUNTY BANCORP" appears in the corner of every odd numbered page]

[PHOTOGRAPH OF DRIVE-THRU SERVICE]

TABLE OF CONTENTS

President's Message to Shareholders .......................................    1
Selected Consolidated Financial Data ......................................    3
Financial Highlights ......................................................    5
Management's Discussion and Analysis ......................................    6
Independent Auditors' Report ..............................................   14
Consolidated Statements of Financial Condition ............................   15
Consolidated Statements of Earnings .......................................   16
Consolidated Statements of Shareholders' Equity ...........................   17
Consolidated Statements of Cash Flows .....................................   18
Notes to Consolidated Financial Statements ................................   19
Directors and Officers ....................................................   30
Shareholder Information.............................................  Back Cover


DESCRIPTION OF BUSINESS

Shelby County Bancorp (the "Corporation") is an Indiana corporation organized in June, 1991 to become a unitary savings and loan holding company. The Corporation became a unitary savings and loan holding company upon the conversion of Shelby County Bank, FSB ("SCSB") from a federal mutual savings bank to a federal stock savings bank in October, 1991. The Corporation is the sole shareholder of SCSB. The Corporation and SCSB conduct business from its main office in Shelbyville, Indiana with branch offices for SCSB in Shelbyville, St. Paul, and Morristown, Indiana. SCSB is and historically has been among the top residential real estate lenders in Shelby County and is the largest locally owned financial institution in Shelby County. SCSB offers a variety of retail deposits and lending services to retail and commercial customers in Shelby County.


                        [PHOTOGRAPH OF BANK TRANSACTION]

    ["1997 ANNUAL REPORT" appears in the corner of every even numbered page]

                                                                     At September 30,
(In Thousands, Except per Share Amounts)               1997      1996      1995      1994      1993
-----------------------------------------------------------------------------------------------------
Summary of Financial Condition:
Total assets                                          $90,609   $82,676   $67,887   $57,123   $59,343
Loans receivable, net                                  76,038    66,098    50,600    43,136    41,697
Investment securities                                   8,695     8,511     7,281     5,470     7,403
Cash, including interest-bearing deposits               2,436     4,923     7,242     3,556     5,386
Government trust mutual fund                               --        --        --        --     2,022
Investment in FHLB stock, at cost                         920       620       409       409       377
Deposits                                               64,633    65,286    61,202    51,068    53,992
Common stock                                            1,358     1,358     1,341     1,341     1,324
Retained earnings-substantially restricted              5,188     4,745     4,579     4,304     4,002
Book value per share                                    40.76     36.56     35.65     33.54     30.87
-----------------------------------------------------------------------------------------------------

                                                                   Year Ended September 30,
(In Thousands, Except per Share Amounts)                1997      1996      1995      1994      1993
-----------------------------------------------------------------------------------------------------
Summary of Operating Results:
Total interest income                                 $ 6,708   $ 5,839   $ 4,876   $ 4,375   $ 4,506
Total interest expense on FHLB advances
     and other borrowings                                 896       122       181        --        --
Total interest expense on deposits                      2,996     3,219     2,396     2,138     2,305
-----------------------------------------------------------------------------------------------------
         Net interest income                            2,816     2,498     2,299   $ 2,237   $ 2,201
Provision for loan losses                                 104       100        55        66        52
         Net interest income after
                  provision for loan losses             2,712     2,398     2,244     2,171     2,149
-----------------------------------------------------------------------------------------------------
Non-interest income:
         Service charges and fees                         249       236       197       146       153
         Other                                            100       282       171       145       174
-----------------------------------------------------------------------------------------------------
                  Total non-interest income               349       518       368       291       327
-----------------------------------------------------------------------------------------------------
Non-interest expense:
         Salaries and employee benefits                   960       940       939       758       802
         SAIF special assessment                           --       332        --        --        --
         Other                                          1,293     1,274     1,139     1,135     1,114
-----------------------------------------------------------------------------------------------------
                  Total non-interest expense            2,253     2,546     2,078     1,893     1,916
-----------------------------------------------------------------------------------------------------
Earnings before income taxes                              808       370       534       569       560
Income taxes                                              295       134       196       209       228
-----------------------------------------------------------------------------------------------------
         Net earnings                                 $   513   $   236   $   338   $   360   $   332
-----------------------------------------------------------------------------------------------------
         Earnings per share                           $  2.83   $  1.32   $  1.94   $  2.08   $  1.93

OF SHELBY COUNTY
BANCORP & SUBSIDIARY

                                                                           Year Ended September 30,
(In Thousands, Except per Share Amounts)                 1997          1996           1995           1994           1993
---------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data:
Assets                                               $   85,934    $   74,696    $    62,536    $    58,942    $    56,229
Loans                                                    72,195        58,485         47,034         41,720         42,321
Interest-bearing liabilities                             79,403        68,582         54,442         53,249         50,945
Shareholders' equity (excluding unrealized
         appreciation on investment securities)           6,324         6,011          5,782          5,430          5,077

Supplemental Data:
Net yield on interest-earning assets1                      3.38%         3.46%          3.81%          3.91%          4.03%
Return on assets2                                           .60           .32            .54            .61            .59
Return on equity3                                          8.12          3.93           5.84           6.62           6.54
Equity-to-assets 4,5                                       7.91          7.78           9.00          10.04           8.79
Average interest-earning assets to average
         interest-bearing liabilities                    105.32        104.85         106.68         107.37         107.33
Non-performing assets to total assets5                      .46           .30            .67            .95            .83
Non-performing loans to total loans5                        .55           .37            .90           1.25            .69
Loan loss allowance to total loans5                         .52           .49            .48            .44            .34
Loan loss allowance to non-performing loans5                .94          1.32            .53            .35            .48
Net charge-offs to average loans5                           .06           .03            .01            .04            .09
Operating expenses to average assets6                      2.51          3.41           3.32           3.21           3.41
Tangible capital ratio                                     6.32          6.40           7.30           9.20           8.70
Core capital ratio                                         6.32          6.40           7.30           9.20           8.70
Total risk-based capital ratio                             9.50         10.30          12.30          17.54          16.80
Cash dividends per share                                    .40           .40            .363           .331           .325
Dividend payout ratio                                     13.71%        29.80%         18.71%         15.93%         16.88%
Number of full service offices                             4             4              4              2              2

(1)      Net interest income divided by average interest-earning assets.
(2)      Net income divided by average total assets.
(3)      Net income divided by average total equity.
(4)      Total equity divided by total assets.
(5)      At end of period.
(6)      Non-interest expense divided by average total assets.

                       [PHOTOGRAPH OF CUSTOMERS CONDUCTING BANKING TRANSACTIONS]

     [PHOTOGRAPHS OF SCENIC INDIANA APPEAR ALONG TOP MARGIN OF EVERY PAGE]

FINANCIAL HIGHTLIGHTS
5 YEAR HISTORY

   TOTAL ASSETS                                   TOTAL LOANS
[BAR GRAPH REPLACED]                         [BAR GRAPH REPLACED]

FY93      $59,343                             FY93      $41,697
FY94      $57,123                             FY94      $43,136
FY95      $67,887                             FY95      $50,600
FY96      $82,676                             FY96      $66,098
FY97      $90,609                             FY97      $76,038



NET INTEREST INCOME                          NON-PERFORMING ASSETS
AFTER PROVISIONG FOR                           TO TOTAL ASSETS
    LOAN LOSSES                             [BAR GRAPH REPLACED]
[BAR GRAPH REPLACED]

FY93      $2,149                              FY93      0.83%
FY94      $2,171                              FY94      0.95%
FY95      $2,244                              FY95      0.67%
FY96      $2,398                              FY96      0.30%
FY97      $2,712                              FY97      0.46%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL

Shelby County Bancorp (the "Corporation") was formed as part of the Conversion of Shelby County Savings Bank, FSB ("SCSB") from a federal mutual savings bank to a federal stock savings bank in October of 1991 (the "Conversion"). In the Conversion, 172,500 shares of common stock were sold at $10.00 per share. Net proceeds of the Conversion were approximately $1,324,000. Of this amount, $150,000 was retained by the Corporation and the remainder was used to purchase all of the common shares of SCSB. The principal business of savings associations, including SCSB, has historically consisted of attracting deposits from the general public and making loans secured by residential and other real estate. SCSB, like the entire savings association industry, is significantly affected by prevailing economic and market conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on money market funds and other competing investments, account maturities and level of personal income and savings. In addition, deposit growth is also affected by how customers perceive the stability of the financial services industry in general and the savings and loan industry specifically. Various current events such as regulatory changes, failures of other thrifts and financing of the depositinsurance fund also have an impact on deposit growth. Lending activities are influenced by, among other things, the demand for and supply of housing in the area as well as prevailing interest rates. Sources of funds for lending activities include deposits, borrowings, amortization and prepayments of loan principal, retained earnings and funds provided by operations.


                      [PHOTOGRAPH OF BANKING TRANSACTION]


The Corporation's earnings in recent years have been affected by certain changes that have occurred in the regulatory, economic, and competitive environments in which savings associations operate. As is the case with most savings associations, SCSB's earnings are primarily dependent upon its net interest income. Interest income is a function of the balances of loans and investments outstanding during a given period of time and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period of time and the rates paid on such deposits and borrowings. Net interest income is the difference between the interest income and interest expense. Net interest income of SCSB increased from $2,498,000 for the year ended September 30, 1996 to $2,816,000 for the year ended September 30, 1997, a 12.7% increase.

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

                                                                                Year Ended September 30,
                                                                 1997                       1996                      1995
                                                         Average       Interest      Average     Interest      Average     Interest
(Dollars in Thousands)                                   Balance     Earned/Paid     Balance    Earned/Paid    Balance   Earned/Paid
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
         Interest-earning deposits                       $ 2,781       $   108       $ 5,055       $   234      $ 4,724    $   243
         Investment securities                             3,286           171         2,998           223        2,967        186
         Loans1                                           72,195         6,066        58,485         5,036       47,034      4,067
         Stock in FHLB of Indianapolis                       746            59           458            35          409         27
Mortgage-backed securities                                 4,622           304         5,261           311        5,243        353
------------------------------------------------------------------------------------------------------------------------------------
                  Total interest-earning assets           83,630         6,708        72,257         5,839       60,377      4,876
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
         Passbook accounts                                10,027           283        10,175           313       11,743        376
         NOW and money market accounts                    14,468           313        13,062           302       12,055        312
         Certificates of deposit                          40,536         2,401        43,173         2,604       30,644      1,708
------------------------------------------------------------------------------------------------------------------------------------
                  Total deposits                          65,031         2,997        66,410         3,219       54,442      2,396
         Borrowings                                       14,372           896         2,503           122        2,154        181
------------------------------------------------------------------------------------------------------------------------------------
                  Total interest-bearing liabilities      79,403         3,893        68,913         3,341       56,596      2,577
Net interest-earning assets                              $ 4,227       $ 3,344       $ 3,781
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                    $ 2,815                     $ 2,498                 $ 2,299
------------------------------------------------------------------------------------------------------------------------------------
Average interest-earning assets to
                  average interest-bearing liabilities          105.32%                     104.85%                   106.68%

(1)   Average balances include non-accrual loans.




                                           [PHOTOGRAPH OF SCSB FINANCED PROJECT]

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

                                                        At
                                                    September 30,      Year Ended September 30,
                                                       1997           1997      1996      1995
------------------------------------------------------------------------------------------------
Weighted average interest rate earned on:
         Interest-earning deposits                      5.39           3.88      4.63      5.14
         Investment securities                          7.00           5.20      7.44      6.27
         Loans                                          8.51           8.40      8.61      8.65
         Stock in FHLB of Indianapolis                  8.25           7.91      7.64      6.60
         Mortgage-backed securities                     6.60           6.58      5.91      6.73
                  Total interest-earning assets         8.30           8.02      8.08      8.08

Weighted average interest rate cost of:
         Passbook accounts                              2.81           2.82      3.08      3.20
         NOW and money market accounts                  2.74           2.16      2.31      2.59
         Certificates of deposit                        6.07           5.92      6.03      5.57
         Borrowings                                     6.88           6.23      4.87      8.40
                  Total interest-bearing liabilities    5.24           4.90      4.58      4.55

Interest rate spread1                                   3.06           3.12      3.23      3.53
Net yield on weighted average
         interest-earning assets2                                      3.38      3.46      3.81



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

(2) The net yield of weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at September 30, 1997, because the com putation of net yield is applicable only over a period rather than at a specific date.


[PHOTOGRAPH OF SCENIC INDIANA]

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


                                            Increase (Decrease) in Net Interest Income
                                                 Total Net   Due to      Due to
(In Thousands)                                    Change      Rate       Volume
---------------------------------------------------------------------------------------
Year ended September 30, 1997 compared
to year ended September 30, 1996
         Interest-earning assets:
                  Interest-earning deposits       $  (126)     $   (33)     $   (93)
                  Investment securities               (52)         (72)          20
                  Loans                             1,030         (125)       1,155
                  Stock in FHLB of Indianapolis        24            2           22
                  Mortgage-backed securities           (7)          33          (40)
---------------------------------------------------------------------------------------
                       Total                      $   869      $  (195)     $ 1,064
---------------------------------------------------------------------------------------
         Interest-bearing liabilities:
                  Passbook accounts               $   (30)     $   (26)     $    (4)
                  NOW and money market accounts        11          (20)          31
                  Certificates of deposit            (203)         (46)        (157)
                  Borrowings                          774           43          731
---------------------------------------------------------------------------------------
                       Total                      $   552      $   (49)     $   601
---------------------------------------------------------------------------------------
Net change in net interest income                 $   317      $  (146)     $   463
---------------------------------------------------------------------------------------
Year ended September 30, 1996 compared
to year ended September 30, 1995
         Interest-earning assets:
                  Interest-earning deposits       $    (9)     $   (25)     $    16
                  Investment securities                37           35            2
                  Loans                               969          (17)         986
                  Stock in FHLB of Indianapolis         8            4            4
                  Mortgage-backed securities          (42)         (43)           1
---------------------------------------------------------------------------------------
                       Total                      $   963      $   (46)     $ 1,009
---------------------------------------------------------------------------------------
         Interest-bearing liabilities:
                  Passbook accounts               $   (63)     $   (14)     $   (49)
                  NOW and money market accounts       (10)         (35)          25
                  Certificates of deposit             896          150          746
                  Borrowings                          (59)         (85)          26
---------------------------------------------------------------------------------------
                       Total                      $   764      $    16      $   748
---------------------------------------------------------------------------------------
Net change in net interest income                 $   199      $   (62)     $   261
---------------------------------------------------------------------------------------

GENERAL

     Net earnings for the year ended September 30, 1997 were $513,000, compared to $236,000 for the year ended September 30, 1996, an increase of $277,000 or 117.4%. Net interest income after provision for loan losses increased by $314,000.

     Total assets increased during the year ended September 30, 1997. Total assets at September 30, 1997 were $90,609,000 compared to $82,676,000 at September 30, 1996, an increase of $7,933,000, or 9.6%. This increase was primarily due to an increase in loans receivable of $9,940,000 or 15.0%, from $66,098,000 in 1996 to $76,038,000 in 1997. This growth in loans is a result of continued economic expansion in SCSB's primary market area.

INTEREST INCOME

     Total interest income for the year ended September 30, 1997 was $6,708,000 compared to $5,839,000 for the year ended September 30, 1996, an increase of $869,000 or 14.9%. This increase resulted primarily from an increase of $1,030,000 or 20.5%, in interest earned on loans receivable. Although the weighted average interest rate earned on loans in 1997 dropped slightly from 8.61% to 8.40%, the growth in the loan portfolio accounted for the increase in interest income. The loan portfolio growth reflects management's commitment to meet the needs of the growing economy in Shelby County.

                [PHOTOGRAPH OF CUSTOMER AND SCSB REPRESENTATIVE]

INTEREST EXPENSE

     Total interest expense for the period ended September 30, 1997, totaled $3,892,000, an increase of $551,000, or 16.5%, compared with $3,341,000 for the year ended September 30, 1996. This increase was primarily a result of the payment of $869,000 in interest on advances from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits and borrowings in 1997 was 4.90% compared to 4.58% in 1996.

PROVISION FOR LOAN LOSSES

     SCSB's provision for loan losses was $104,000 for the year ended September 30, 1997, compared to $100,000 for the year ended September 30, 1996. The 1997 provision exceeded net charge-offs of $38,000 during the year ended September 30, 1997. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Management believes that this low level of charge-offs is a result of SCSB's underwriting guidelines and collection policies and the relatively strong local economy. Also, the provision resulted in an allowance for loan losses of $392,000 (.5% of total loans) at September 30, 1997, an amount management believes adequate to absorb anticipated future loan losses. The allowance as a percentage of non-performing loans was 94% at September 30, 1997, compared to 132% at September 30, 1996. At September 30, 1997, non-performing loans as a percent of total loans were .55%. This compares favorably to industry averages and the 1996 percentage of .37%.

NON-INTEREST INCOME

     Total non-interest income for the year ended September 30, 1997, totaled $349,000 compared to $518,000 for the year ended September 30, 1997. The 1997 totals are generally consistent with prior year's earnings.

NON-INTEREST EXPENSE

     Non-interest expense decreased $293,000, or 11.5%, from $2,546,000 for the year ended September 30, 1996, to $2,253,000 for the year ended September 30, 1997. The decrease was primarily attributed to a reduction in the Federal Deposit Insurance Fund expense due to the one-time special assessment in 1996.

YEAR ENDED SEPTEMBER 30, 1996
COMPARED TO YEAR ENDED
SEPTEMBER 30, 1995

General

         Net earnings for the year ended September 30, 1996 were $236,000, compared to $338,000 for the year ended September 30, 1995, a decrease of $102,000 or 30.2%. Although net interest income after provision for loan losses increased by $154,000, earnings were affected by a SAIF special assessment of $332,000 and increased non-interest expenses related to a full year of operations of the two branches opened in 1995.

         Assets increased during the year ended September 30, 1996. Total assets at September 30, 1996, were $82,676,000 compared to $67,887,000 at September 30, 1995, an increase of $14,789,000, or 21.8%. This increase was primarily due to an increase in loans receivable of $15,498,000 or 30.6%, from $50,600,000 in 1995 to $66,098,000 in 1996. This growth in loans and deposits is a result of continued economic expansion in SCSB's primary market area.

Interest Income

         Total interest income for the year ended September 30, 1996 was $5,840,000 compared to $4,876,000 for the year ended September 30, 1995, an increase of $964,000 or 19.8%. This increase resulted primarily from an increase of $1,006,000, or 23.7%, in interest earned on loans receivable and interest earned on investment securities. Although the weighted average interest rate earned on total interest earning assets in 1996 remained consistent with 1995 at 8.08%, the growth in the loan portfolio accounted for the increase in interest income. The loan portfolio growth reflects management's commitment to meet the needs of the growing economy in Shelby County.

Interest Expense

         Total interest expense for the period ended September 30, 1996 totaled $3,341,000, an increase of $764,000, or 29.6%, compared with $2,577,000 for the year ended September 30, 1995. This increase was primarily a result of the increase in certificates of deposit and the payment of $96,000 in interest on advances from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits and borrowings in 1996 was 4.85% compared to 4.55% in 1995.

Provision for Loan Losses

         SCSB's provision for loan losses was $100,000 for the year ended September 30, 1996, compared to $55,000 for the year ended September 30, 1995. The 1996 provision exceeded net charge-offs of $15,000 during the year ended September 30, 1996. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Management believes that this low level of charge-offs is a result of SCSB's underwriting guidelines and collection policies and the relatively strong local economy. Also, the provision resulted in an allowance for loan loss of $326,000 (.5% of total loans) at September 30, 1996, an amount management believes adequate to absorb anticipated future loan losses. The allowance as a percentage of non-performing loans was 132% at September 30, 1996, compared to 53% at September 30, 1995. At September 30, 1996, non-performing loans as a percent of total loans were .37%. This compares favorably to industry averages and the 1995 percentage of .90%. There were no mortgage loan foreclosures in 1996 or 1995.

Non-Interest Income

         Total non-interest income for the year ended September 30, 1996 totaled $518,000 compared to $368,000 for the year ended September 30, 1995. The most significant increases in non-interest income were from increased service fees on checking and savings accounts.

Non-Interest Expense

         Non-interest expense increased $468,000, or 22.5%, from $2,078,000 for the year ended September 30, 1995, to $2,546,000 for the year ended September 30, 1996. The increase was primarily due to an increase in premises and equipment expenses of $102,000 related to a full year of branch operation for the two branches opened in 1995 and the payment of $332,000 to the Savings Association Insurance Fund (SAIF) as a special assessment to bolster the Fund's reserves.

     The standard measure of liquidity for the savings association industry is the ratio of cash and eligible investments to a percentage of savings deposits and borrowings due within one year. The minimum required ratio is currently set by OTS regulation at 5%, of which at least 1% must be composed of short-term investments (i.e., generally with a term of less than one year). At September 30, 1997, SCSB's regulatory liquidity ratio was 8.3%, of which 100% were short-term investments. This was an increase of .8% from its liquidity ratio at September 30, 1996. Management believes that SCSB's liquidity level, both on a short-term and a long-term basis, is sufficient for SCSB's liquidity needs.

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

     During the year ended September 30, 1997, there was a net decrease of $2,487,000 in cash and cash equivalents. The major reason for this decrease was an increase in loans receivable.

     As a member of the Federal Home Loan Bank System ("FHLB System"), SCSB may borrow from the Federal Home Loan Bank of Indianapolis ("FHLB of Indianapolis"). Borrowings outstanding at September 30, 1997, were $17,746,000, and under OTS regulations, SCSB could have borrowed up to an additional $10.2 million from the FHLB of Indianapolis as of that date. As of that date, SCSB had commitments to fund loan originations of approximately $2.5 million. In the opinion of management, SCSB has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

     The Corporation is subject to regulations as a savings and loan holding company by the OTS. SCSB, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealing with the Corporation. SCSB is subject to regulatory requirements applicable to a federal savings bank.

     Capital regulations require savings institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets and a minimum core capital ratio equal to 3% of total assets. Additionally, savings institutions are required to meet a risk-based capital ratio of 8% of risk-weighted assets.

     In connection with the Federal Deposit Insurance Corporation Improvement Act of 1991, the OTS implemented additional minimal capital standards that place savings institutions into one of five categories, from "critically undercapitalized to "well capitalized," depending on levels of three measures of capital. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions and limits. A well capitalized institution, as defined by the regulations, has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital of at least five percent. At September 30, 1997, the Savings Bank was classified as adequately capitalized.

     For a description of the origination, purchase and sale of loans, see "Business - Origination, Purchase and Sale of Loans" in the Form 10-K.

                                 GAAP        Tangible           Core           Risk-based
                                capital      capital           capital           capital
-------------------------------------------------------------------------------------------
Corporation GAAP Capital      $    7,171
-------------------------------------------------------------------------------------------
SCSB GAAP Capital             $    6,219
-------------------------------------------------------------------------------------------
Regulatory Capital                            $5,593,000      $  5,593,000    $  5,985,000
Minimum capital requirement                    1,327,000         2,653,000       5,048,000
Excess capital                                $4,266,000      $  2,940,000    $    937,000
-------------------------------------------------------------------------------------------
Regulatory capital ratio                             6.3%              6.3%            9.5%
-------------------------------------------------------------------------------------------
Current requirement                                  1.5%              3.0%            8.0%
-------------------------------------------------------------------------------------------
Fully phased-in requirement                          3.0%              3.0%            8.0%
-------------------------------------------------------------------------------------------


LIQUIDITY AND
CAPITAL RESCOURCES

continued


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

[PHOTOGRAPH OF WOMEN HOLDING CHILD WHILE WORKING ON HOME PC]


YEAR 2000 COMPLIANCE

     Because computer memory was so expensive on early mainframes, some computer programs used only the final two digits for the year in the date field while maintaining the first two digits of each year constant. As a result, some computer applications may be unable to interpret the change from the year 1999 to the year 2000. The Corporation is actively monitoring its year 2000 computer compliance issues. The bulk of the Corporation's computer processing is contracted with Intrieve Incorporated of Cincinnati, Ohio ("Intrieve"). Intrieve's schedule for compliance with year 2000 is for all data processing to be in compliance by May, 1998. Intrieve will assist the Corporation with other phases of year 2000 compliance through 1998 and 1999. The Corporation has also appointed a year 2000 team to address all aspects of the year 2000 compliance.

[PHOTOGRAPH OF MAN TALKING ON TELEPHONE]

INDEPENDENT
AUDITORS REPORT

We have audited the accompanying consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Indianapolis, Indiana
November 21, 1997

CONSOLIDATED STATEMENTS OF
FINANCIAL CONDITION

SEPTEMBER 30, 1997 AND 1996

OF SHELBY COUNTY BANCORP & SUBSIDIARY

                                                                        September 30,
Assets                                                                1997          1996
--------------------------------------------------------------------------------------------
Cash and cash equivalents:
         Cash                                                      $   663,335     1,043,977
         Interest-bearing deposits                                   1,772,848     3,879,299
                                                                   -----------     ---------
                                                                     2,436,183     4,923,276
Investment securities available for sale (note 2)                    7,886,663     7,243,756
Investment securities held to maturity (market value:
         $806,995 and $1,275,717) (note 3)                             808,817     1,267,448
Loans receivable, net (note 4)                                      76,037,920    66,098,422
Accrued interest receivable on investment securities                   133,053
                                                                                     104,504
Accrued interest receivable on loans                                   486,247       424,054
Stock in FHLB of Indianapolis, at cost                                 920,200       620,100
Premises and equipment (note 5)                                      1,774,961     1,874,702
Real estate owned                                                       36,727            --
Prepaid expenses and other assets                                       88,607       119,353
                                                                   -----------     ---------
                                                                   $90,609,378    82,675,615
                                                                   ===========    ==========

         Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------
Liabilities:
         Deposits (note 6)                                          64,633,384    65,286,137
         Advances from FHLB and other borrowings (note 7)           18,057,629    10,071,360
         Accrued interest on deposits and FHLB advances                126,484       133,492
         Income taxes payable                                           70,789       225,237
         Deferred income taxes (note 8)                                333,912         4,954
         Accrued expenses and other liabilities (note 6)               215,858       521,557
                                                                   -----------     ---------
                                                                    83,438,056    76,242,737

Shareholders' equity (note 10):
         Common stock no par value; shares authorized
                  of 5,000,000, shares issued and outstanding of
                  175,950                                            1,358,123     1,358,123
         Retained earnings - substantially restricted                5,187,531     4,744,525
         Net unrealized appreciation on investment securities
                  available for sale (notes 2 and 8)                   625,668       330,230
                                                                   -----------     ---------
                                                                     7,171,322     6,432,878
                                                                   -----------     ---------
Commitments and contingencies (notes 4 and 7)

                                                                   $90,609,378    82,675,615
                                                                   ===========    ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS
OF EARNINGS

                                                    For the years ended September 30,
                                                    1997         1996         1995
---------------------------------------------------------------------------------------
Interest income:
         Loans receivable                         $6,065,982    5,036,470    4,067,465
         Mortgage-backed securities                  303,587      311,135      353,161
         Interest-bearing deposits                   108,161      234,009      243,140
         Investment securities                       171,230      222,910      185,720
         Dividends from FHLB                          59,049       35,008       26,560
                                                  ----------    ---------    ---------
                  Total interest income            6,708,009    5,839,532    4,876,046
                                                  ----------    ---------    ---------
Interest expense on deposits (note 6)              2,996,545    3,219,473    2,396,189
Interest expense on FHLB advances
         and other borrowings (note 7)               895,844      122,018      180,898
                                                  ----------    ---------    ---------
                  Total interest expense           3,892,389    3,341,491    2,577,087
                                                  ----------    ---------    ---------

                  Net interest income              2,815,620    2,498,041    2,298,959

Provision for loan losses (note 4)                   104,000      100,000       55,000
                                                  ----------    ---------    ---------
                  Net interest income after
                      provision for loan losses    2,711,620    2,398,041    2,243,959
                                                  ----------    ---------    ---------

Non-interest income:
         Service charges and fees                    249,383      235,991      196,553
         Annuity commissions                             268       41,304       96,411
         Other (note 2)                               99,683      240,478       74,993
                                                  ----------    ---------    ---------
                  Total non-interest income          349,334      517,773      367,957
                                                  ----------    ---------    ---------

Non-interest expense:
         Salaries and employee benefits              960,375      939,740      939,081
         Premises and equipment                      268,952      271,121      169,464
         Federal deposit insurance (note 6)           74,721      484,823      138,101
         Data processing                             255,402      236,452      207,849
         Advertising                                 161,625      140,476      173,932
         Bank fees and charges                        84,296       72,403       64,464
         Other                                       447,483      400,518      385,177
                                                  ----------    ---------    ---------
                  Total non-interest expense       2,252,854    2,545,533    2,078,068
                                                  ----------    ---------    ---------

                  Earnings before income taxes       808,100      370,281      533,848

Income taxes (note 8)                                294,720      134,100      196,200
                                                  ----------    ---------    ---------

                  Net earnings                    $  513,380      236,181      337,648
                                                  ==========      =======      =======

Earnings per share (note 1)                       $     2.83         1.32         1.94
                                                  ==========      =======      =======


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS
OF SHAREHOLDERS' EQUITY

OF SHELBY COUNTY BANCORP & SUBSIDIARY
FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995


                                                                                                    Unrealized
                                                                                                  appreciation on
                                                                                                     investment           Total
                                                                   Common          Retained          securities        shareholders'
                                                                    stock          earnings       available for sale     equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                                     $1,340,873        4,304,234          198,363          5,843,470
         Net change in unrealized appreciation
                  on investment securities available
                  for sale (note 2)                                       --               --           92,518             92,518
         Dividends ($.3625 per share)                                     --          (63,158)              --            (63,158)
         Net earnings for 1995                                            --          337,648               --            337,648
                                                                  ----------        ---------          -------          ---------
Balance at September 30, 1995                                      1,340,873        4,578,724          290,881          6,210,478
         Exercise of options for 1,725 shares of
                  common stock at $10 per share (note 10)             17,250               --               --             17,250
         Net change in unrealized appreciation
                  on investment securities available for
                  sale (note 2)                                           --               --           39,349             39,349
         Dividends ($.40 per share)                                       --          (70,380)              --            (70,380)
         Net earnings for 1996                                            --          236,181               --            236,181
                                                                  ----------        ---------          -------          ---------
Balance at September 30, 1996                                      1,358,123        4,744,525          330,230          6,432,878
         Net change in unrealized appreciation
                  on investment securities available for
                  sale (note 2)                                           --               --          295,438            295,438
         Dividends ($.40 per share)                                       --          (70,374)              --            (70,374)
         Net earnings for 1997                                            --          513,380               --            513,380
                                                                  ----------        ---------          -------          ---------
Balance at September 30, 1997                                     $1,358,123        5,187,531          625,668          7,171,322
                                                                  ==========        =========          =======          =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS
OF CASH FLOWS



                                                                                   For the years ended September 30,
                                                                                 1997             1996             1995
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
         Net earnings                                                        $    513,380         236,181         337,648
         Adjustments to reconcile net earnings to
                  net cash provided by operating activities:
                     Depreciation and amortization                                157,211         110,761          79,300
                     Net deferred loan origination fees                            (9,979)         (8,117)        (15,808)
                     Deferred income taxes                                        132,000        (155,846)         14,000
                     Provision for loan losses                                    104,000         100,000          55,000
                     Loss on disposal of premises and equipment                        --              --          24,999
                     (Increase) decrease in accrued interest receivable on
                        investment securities                                     (28,549)        (36,223)         13,770
                     (Increase) decrease in other assets                           30,746          26,733         (96,356)
                     Increase (decrease) in other liabilities                    (467,155)        540,661          64,788
                     Gain on sale of securities available for sale                 (5,807)        (28,445)         (4,947)
                                                                             ------------      ----------      ----------
                        Net cash provided by operating activities                 425,847         785,705         472,394
                                                                             ------------      ----------      ----------
Cash flows from investing activities:
         Loans funded net of collections                                      (10,132,439)    (15,838,914)     (7,494,460)
         Purchase of securities available for sale                             (5,201,233)     (7,916,623)     (3,047,998)
         Purchase of securities held to maturity                                       --        (116,446)       (453,971)
         Proceeds from sales of securities available for sale                   4,533,477       3,575,098       4,435,762
         Maturities of securities available for sale                              488,863       3,190,824         418,663
         Maturities of securities held to maturity                                448,255         148,102         128,209
         Purchase of FHLB stock                                                  (300,100)       (210,800)             --
         Purchase of premises and equipment                                       (47,758)        (37,645)       (845,876)
         Disposals of premises and equipment                                       34,853              --               1
                                                                             ------------      ----------      ----------
                           Net cash used in investing activities              (10,176,082)    (17,206,404)     (6,859,670)
                                                                             ------------      ----------      ----------
Cash flows from financing activities:
         Dividends paid on common stock                                           (70,374)        (70,380)        (60,980)
         Net increase (decrease) in deposits                                     (652,753)      4,084,063      10,134,020
         Proceeds from FHLB advances and other borrowings                       8,000,000      10,081,000              --
         Repayments of FHLB advances and other borrowings                         (13,731)         (9,640)             --
         Proceeds from issuance of common stock through stock
                  option plan                                                          --          17,250              --
                                                                             ------------      ----------      ----------
                           Net cash provided by financing activities            7,263,142      14,102,293      10,073,040
                                                                             ------------      ----------      ----------

Net increase (decrease) in cash and cash equivalents                           (2,487,093)     (2,318,406)      3,685,764
Cash and cash equivalents at beginning of year                                  4,923,276       7,241,682       3,555,918
                                                                             ------------      ----------      ----------
Cash and cash equivalents at end of year                                     $  2,436,183       4,923,276       7,241,682
                                                                             ============       =========       =========
Supplemental cash flow information:
         Interest paid                                                       $  3,899,397       3,320,806       2,282,351
                                                                             ============       =========       =========
         Income taxes paid                                                   $    312,000          80,000         345,900
                                                                             ============       =========       =========
         Loans transferred to real estate owned                              $     36,727              --              --
                                                                             ============       =========       =========

See accompanying notes to consolidated financial statements.

NOTES
TO CONSOLIDATED FINANCIAL STATEMENTS

OF SHELBY COUNTY BANCORP & SUBSIDIARY
FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

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

     Earnings Per Share

     Earnings per share have been computed on the basis of weighted average number of common shares outstanding and the dilutive effect of stock options not exercised using the treasury stock method. The weighted average number of shares for use in the primary earnings per share computation was 181,282 for 1997, 179,605 for 1996 and 174,225 for 1995. The effects of outstanding stock options on fully diluted earnings per share were dilutive by less than three percent for 1997, 1996 and 1995.

     Reclassifications

     Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation.


   [PHOTOGRAPH OF CUSTOMER WITH SCSB REPRESENTATIVE WITH SAFTEY DEPOSIT BOX]

NOTES
CONTINUED


(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale at September 30, consist of the following

                                                               September 30, 1997
                                         Amortized         Unrealized     Unrealized       Market
                                           cost              gains          losses         value
----------------------------------------------------------------------------------------------------
         Treasury notes:
                  Due after one year through
              five years                  $  223,917          1,434               --         225,351
                                          ----------      ---------          -------       ---------
Mortgage-backed securities:
         FNMA                              1,083,541             --           (9,125)      1,074,416
         FHLMC                             1,562,472             --          (14,308)      1,548,164
         FHLB                                351,213             --             (650)        350,563
                                          ----------      ---------          -------       ---------
                                           2,997,226             --          (24,083)      2,973,143
                                          ----------      ---------          -------       ---------
FHLMC preferred stock                         30,691      1,078,103               --       1,108,794
                                          ----------      ---------          -------       ---------
Corporate bonds:
         Due after one year through
              five years                     617,180             --           (6,369)        610,811
         Due after five years through
              ten years                    1,636,055             --          (20,407)      1,615,648
                                          ----------      ---------          -------       ---------
                                           2,253,235             --          (26,776)      2,226,459
                                          ----------      ---------          -------       ---------
Municipal bonds:
         Due after five years through
              ten years                      443,575            241               --         443,816
         Due after ten years                 895,239         13,861               --         909,100
                                          ----------      ---------          -------       ---------
                                           1,338,814         14,102               --       1,352,916
                                          ----------      ---------          -------       ---------
                                          $6,843,883      1,093,639          (50,859)      7,886,663
                                          ==========      =========          =======       =========

                                                           September 30, 1996
                                         Amortized         Unrealized     Unrealized       Market
                                           cost              gains          losses         value
----------------------------------------------------------------------------------------------------
Mortgage-backed securities:
FNMA                                      $2,907,950          2,986         (72,473)      2,838,463
FHLMC                                      1,792,181          2,735         (50,242)      1,744,674
                                          ----------      ---------          -------       ---------
                                           4,700,131          5,721        (122,715)      4,583,137
                                          ----------      ---------          -------       ---------
FHLMC preferred stock                         30,691        748,991               --         779,682
                                          ----------      ---------          -------       ---------
Corporate bonds:
         Due after one year through
              five years                     508,235             --          (20,120)        488,115

         Due after five years through
              ten years                    1,009,184             --          (50,837)        958,347
                                          ----------      ---------          -------       ---------
                                           1,517,419             --          (70,957)      1,446,462
                                          ----------      ---------          -------       ---------
Municipal bonds:
         Due after five years through
              ten years                      445,131             --          (10,656)        434,475
                                          ----------      ---------          -------       ---------
                                          $6,693,372        754,712         (204,328)      7,243,756
                                          ==========        =======         ========       =========


     A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, A Guide to Inplementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities, which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $1,521,922 and a market value of $1,550,360 at the time of transfer.

     For the year ended September 30, 1997, gross realized gains and gross realized losses on sales of securities available for sale were $8,603 and $2,796, respectively, and are included in other non-interest income. For the year ended September 30, 1996, gross realized gains on sales of investment securities available for sale were $28,445 and are included in other non-interest income.

(3)  INVESTMENT SECURITIES HELD TO MATURITY
Investment securities held to maturity at September 30, consist of:


                                                                   September 30, 1997
                                                   Amortized    Unrealized     Unrealized      Market
                                                     cost        gains          losses         value
------------------------------------------------------------------------------------------------------
         Mortgage-backed securities:
         FHLMC                                      $310,135        3,310       (17,543)      295,902
         GNMA                                         26,144        2,607            --        28,751
                                                    --------       ------       -------       -------
                                                     336,279        5,917       (17,543)      324,653
                                                    --------       ------       -------       -------
Municipal bonds:
         Due after five years through ten years       22,525        4,924          (547)      226,902
                                                    --------       ------       -------       -------
Corporate bonds:
         Due after one year through five years       250,013        5,427            --       255,440
                                                    --------       ------       -------       -------
                                                    $808,817       16,268       (18,090)      806,995
                                                    ========       ======       =======       =======



                                                                        September 30, 1996
                                                     Amortized      Unrealized       Unrealized       Market
                                                       cost           gains           losses          value
-------------------------------------------------------------------------------------------------------------
         Mortgage-backed securities:
         FNMA                                       $  199,678          2,380              --         202,058
         FHLMC                                         400,373          2,851          (3,672)        399,552
         GNMA                                           33,039          2,834              --          35,873
                                                    ----------         ------          ------       ---------
                                                       633,090          8,065          (3,672)        637,483
                                                    ----------         ------          ------       ---------
Municipal bonds:
         Due after five years through ten years        226,672          1,703          (4,345)        224,030
                                                    ----------         ------          ------       ---------
Corporate bonds:
         Due after one year through five years         407,686          6,518              --         414,204
                                                    ----------         ------          ------       ---------
                                                    $1,267,448         16,286          (8,017)      1,275,717
                                                    ==========         ======          ======       =========

 (4)     Loans Receivable

Loans receivable at September 30, 1997 and 1996, respectively, consist of:

                                             1997            1996
--------------------------------------------------------------------
Real estate mortgage loans:
         One-to-four family              $45,137,304      40,679,356
         Commercial                       11,317,800       9,828,050
         Home equity loans                   977,216         740,433
         Residential construction          1,053,769       1,002,262
         Participations purchased:
                  One-to-four family           3,300           5,430
                  Commercial               4,485,388       2,770,483
Consumer loans                             9,696,072       8,257,929
Commercial loans                           3,946,964       3,320,574
                                          ----------     -----------
                                          76,617,813      66,622,517
Less:
         Deferred loan fees                  188,216         198,195
         Allowance for loan losses           391,677         325,900
                                          ----------     -----------

                                          76,037,920     $66,098,422
                                          ==========     ===========

Activity in the allowance for loan losses for the years ended September 30, consist of:

                                     1997           1996           1995
--------------------------------------------------------------------------
Balance at beginning of year      $ 325,900        241,094        188,879
Provision charged to earnings       104,000        100,000         55,000
Charge-offs                         (39,369)       (15,523)        (2,785)
Recoveries                            1,146            329             --
                                  ---------        -------        -------

Balance at end of year            $ 391,677        325,900        241,094
                                  =========        =======        =======

     At September 30, 1997 and 1996, non-accrual loans totaled $416,601 and $299,649, respectively.

[right column]

The Savings Bank makes loans to certain directors and officers in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. A summary of activity in these loans for the year ended September 30, 1997 follows:


         Balance at beginning of year                         $996,255
            New loans                                          218,822
            Repayments                                        (388,035)
                                                              --------
         Balance at end of year                               $827,042
                                                              ========

At September 30, 1997, the Savings Bank and the Corporation had commitments to originate $1,958,000 of fixed and variable-rate loans. The interest rates on these loans commitments range from 6.50% to 12.0% The Savings Bank also had commitments to fund $587,284 of variable-rate home equity loans.

(5)      Premises and Equipment
Premises and equipment consist of:

                                     1997           1996
-----------------------------------------------------------
Land                              $  251,766        251,766
Buildings and improvements         1,326,961      1,315,069
Furniture and equipment              972,890        971,877
                                  ----------      ---------
                                   2,551,617      2,538,712
Less accumulated depreciation        776,656        664,010
                                  ----------      ---------

                                  $1,774,961      1,874,702
                                  ==========      =========


                                                 [PHOTOGRAPH OF FAMILY AT BEACH]

(6)      Deposits
         Deposits at September 30, consist of:


                                                    1997                             1996
                                       Amount                    %        Amount                  %
------------------------------------------------------------------------------------------------------
Passbook accounts (2.85% at
         Sept. 30, 1997 and 1996)     $ 9,206,489               14%     $10,027,894               15%
NOW and Super NOW
         (2.00% and 2.50% at
         Sept. 30, 1997 and 2.00%
         at Sept. 30, 1996)            13,062,895               21       13,532,702               21
Money Market (2.85% to
5.60% at Sept. 30, 1997)                2,731,690                4               --               --
                                      -----------              ---       ----------              ---
                                       25,001,074               39       23,560,596               36
                                      -----------              ---       ----------              ---
Certificate accounts:
Up to 3%                                  109,407               --           58,945               --
3.01%-4%                                  203,144               --          431,614                1
4.01%-5%                                3,753,973                6        4,884,518                7
5.01%-6%                               20,917,804               32       21,169,641               33
6.01%-7%                               11,331,750               18       11,936,295               18
7.01%-8%                                2,023,232                3        1,951,528                3
8.01%-9%                                1,293,000                2        1,293,000                2
                                      -----------              ---       ----------              ---
                                       39,632,310               61       41,725,541               64
                                      -----------              ---       ----------              ---
                                      $64,633,384              100%      65,286,137              100%
                                      ===========              ===       ==========              ===
Weighted average cost of
         all deposits                                         4.78%                             4.75%
                                                              ====                              ====


         Included in certificates at September 30, 1997 and 1996 are $7,641,000 and $4,737,000, respectively, in certificates of $100,000 or more.

         Eligible deposit accounts are insured by the full faith and credit of the government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at September 30, 1997.

         The contractual maturities of certificates at September 30, 1997 consist of (in thousands of dollars):

                       Amount                %
------------------------------------------------
Under 12 months     $19,446,737              49%
12 to 24 months       4,528,213              11
24 to 36 months      11,356,770              29
36 to 48 months       2,709,640               7
48 to 60 months       1,347,170               3
Over 60 months          243,780               1
                    -----------             ---
                    $39,632,310             100%
                    ===========             ===

         Interest expense by type of deposit for the years ended September 30, consist of:


Account Type              1997           1996           1995
--------------------------------------------------------------
Passbook              $  283,217        313,341        376,473
NOW and Super NOW        313,997        301,579        311,926
Certificates           2,399,331      2,604,553      1,707,790
                      ----------      ---------      ---------
                      $2,996,545      3,219,473      2,396,189
                      ==========      =========      =========

         The deposits of the Savings Bank are insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), which insures the deposits of commercial banks, are the two deposit insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). The Deposit Insurance Funds Act, enacted on September 30, 1996, required the FDIC to assess a special one-time premium on deposits insured by SAIF to raise the ratio of SAIF insurance funds to insured deposits to 1.25%. The Savings Bank was assessed an additional premium of $332,077 in 1996 which was paid in November 1996.

(7)      Advances From FHLB and Other Borrowings

Advances from FHLB and other borrowings at September 30, 1997 and 1996 consist of:

                                             1997             1996
-----------------------------------------------------------------------
Advances from FHLB with interest
at variable rates (6.85% and 6.48%
at September 30, 1997 and 1996)
collateralized by qualifying
mortgage loans and investments
(as defined)
equal to 160% of FHLB advances             $17,746,000       9,746,000

Mortgage borrowing secured by bank
branch with monthly payments of
principal and interest at 8.75%
through October 2010                           311,629         325,360
                                           -----------      ----------
                                           $18,057,629      10,071,360
                                           ===========      ==========

         The weighted average interest rate of all borrowings was 6.88% and 6.55% at September 30, 1997 and 1996, respectively.

         Advances from FHLB and other borrowings at September 30, 1997 are scheduled to mature as follows:

                   FHLB             Other
                 Advances         Borrowings      Total
----------------------------------------------------------
      1998      $17,746,00          13,382      17,759,382
      1999              --          14,601          14,601
      2000              --          15,931          15,931
      2001              --          17,382          17,382
      2002              --          18,965          18,965
Thereafter              --         231,368         231,368
               -----------         -------      ----------
               $17,746,000         311,629      18,057,629
               ===========         =======      ==========

(8)      Income Taxes

         The composition of income taxes for the years ended September 30, consist of:
                        1997          1996           1995
-----------------------------------------------------------
Current:
         Federal     $  86,196       228,946        121,200
         State          76,524        61,000         61,000
                     ---------       -------      ---------
                       162,720       289,946        182,200
Deferred               132,000      (155,846)        14,000
                     ---------       -------      ---------
                     $ 294,720       134,100      $ 196,200
                     =========       =======      =========


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 follow:

                                                    1997           1996
-------------------------------------------------------------------------
Deferred tax assets:
         Deferred loan fees                      $  75,300         79,300
         Allowance for delinquent interest           1,400          9,800
         Allowance for possible loan losses
            for financial reporting purposes       133,200        110,800
         SAIF special assessment                        --        132,800
         Allowance for environmental
            contingency                                 --         18,300
                                                 ---------         ------
                                                   209,900        351,000
                                                 =========         ======
Deferred tax liabilities:
         FHLB stock dividend                       (29,200)       (29,200)
         Depreciation                              (43,200)       (29,200)
         Tax bad debt reserve                      (35,900)       (51,600)
         Deductible prepaid expense                (18,400)       (25,800)
         Investment securities available
            for sale                              (417,112)      (220,154)
                                                 ---------         ------
                                                  (543,812)      (355,954)
                                                 ---------         ------
         Net temporary differences                (333,912)        (4,954)
         Less valuation allowance                       --             --
                                                 ---------         ------
         Net deferred tax liability              $(333,912)        (4,954)
                                                 =========         ======

         The effective income tax rate differs from the statutory federal corporate rate as follows:


                                   1997         1996         1995
------------------------------------------------------------------
Statutory tax rate                 34.0%        34.0%        34.0%
State income taxes                  5.6          5.6          5.6
Tax exempt interest income          (.7)        (3.5)        (3.2)
Other                              (2.4)          .1           .4
                                   ----         ----         ----
Effective tax rate                 36.5%        36.2%        36.8%
                                   ====         ====         ====

         Under the Internal Revenue Code, through 1996, the Savings Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Savings Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income method through 1996.

         Under Legislation enacted in 1996, beginning in fiscal 1997, the Savings Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method. Beginning in 1997, the Savings Bank is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for in the Savings Bank's deferred tax liability.

         Retained earnings at September 30, 1997 include approximately $1,100,000 for which no provision for Federal income taxes has been made. This amount represents allocations of earnings to tax bad debt deductions prior to 1987. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

(9)      Retirement Plan

         The Savings Bank maintains a noncontributory defined benefit retirement plan which covers substantially all employees. Pension expense amounted to $18,173, $39,521 and $29,423 for the years ended September 30, 1997, 1996 and
1995. The Plan in which the Savings Bank participates is a multi-employer plan for which separate actuarial valuations are not made with respect to each employer.

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

         Savings institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At September 30, 1997, the Savings Bank's risk-based capital exceeded the required amount. Risk-based capital is defined as the Savings Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

         Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks, which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Savings Bank's primary regulator, the Office of Thrift Supervision, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At September 30, 1997, the Savings Bank's core capital and leverage ratio were in excess of the required amount.

         Savings institutions must also maintain minimum tangible capital of 1.5% of total assets. The Savings Bank's tangible capital and tangible capital ratio at September 30, 1997 exceeded the required amount.

         The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At September 30, 1997, the Savings Bank was classified as adequately capitalized.

         The following is a summary of the Savings Bank's regulatory capital and capital requirements at September 30, 1997:

                                                                          Core         Tier 1      Total
                                               GAAP      Tangible       Tangible      leverage    Risk based        Risk-based
(Dollars in Thousands)                       capital      capital        equity       capital      capital           capital
------------------------------------------------------------------------------------------------------------
Savings Bank GAAP capital as
         submitted to OTS                     $ 6,219
Less: Unrealized appreciation on
         certain available for
         sale securities                          626
                                              $ 5,593       5,593         5,593        5,593        5,593         5,593
------------------------------------------------------------------------------------------------------------
Additional capital items:
         General valuation
         allowance                                              -             -             -            -          392
                                                            5,593         5,593         5,593        5,593        5,985
------------------------------------------------------------------------------------------------------------
Total assets:
         Adjusted total assets                             89,478        89,478        89,478            -            -
Risk-weighted assets                                            -             -             -       63,098       63,098
                                                           89,478        89,478        89,478       63,098       63,098
------------------------------------------------------------------------------------------------------------
Capital ratio                                                 6.3%          6.3%          6.3%         8.9%         9.5%
------------------------------------------------------------------------------------------------------------
Regulatory capital category:
         OTS minimum requirements                             1.5%                        3.0%         8.0%
------------------------------------------------------------------------------------------------------------
Prompt Corrective Action requirements:
         Not critically undercapitalized equal
         to or greater than                                                 2.0%
------------------------------------------------------------------------------------------------------------
         Adequately capitalized equal to
         or greater than                                      4.0%                        4.0%                      8.0%
         Well-capitalized equal to
         or greater than                                      5.0%                        6.0%        10.0%

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

         The Corporation has a stock option plan whereby 17,250 shares of authorized but unissued common stock are reserved for future issuance upon the exercise of stock options. Stock options for the purchase of 12,075 shares have been granted to certain officers and directors at $10 per share, the market value at the date of approval of the plan. The options can be exercised at any time until expiration in October 2001. Stock options for the purchase of 1,725 shares were granted to a new director in 1995 at $18 per share, the market value the date the options were granted. The options can be exercised at any time until expiration in January 2005. Additionally, stock options for the purchase of 3,450 shares were granted in 1996 to certain officers and directors at $20 per share, the market value at the date the options were granted. The options can be exercised at any time until expiration in August 2006. During 1994, options for 1,725 shares were exercised. No options were exercised in 1995. During 1996, options for 1,725 shares were exercised leaving 13,800 unexercised options at September 30, 1996. No options were exercised in 1997.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), effective for transactions entered into after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Option No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Corporation has elected to continue to account for its employee stock compensation plan as prescribed under APB 25 and make the pro forma disclosures of net income and earnings per share required by SFAS 123. As only 1,725 options were issued in 1996 and no stock options were awarded in 1997, the adoption of SFAS 123 had no impact on the Corporation's financial position or results of operations.

         In April 1995, the Corporation issued to its shareholders one Common Share Purchase Rights (the Rights) for each share of common stock owned. The Rights entitle the shareholders to purchase one share of common stock for $70.

(11)              Parent Company Financial Information

Following is condensed parent company financial information of the Corporation:




                  Condensed Statement of Financial Condition

Assets                                    1997           1996
----------------------------------------------------------------
Cash, including interest-bearing
   deposit of $100,000                 $  156,228        378,342
Investment in Savings Bank              6,218,520      5,585,782
Due from Savings Bank for
   income taxes and proceeds
   from issuance of common stock            8,426         61,300
Premises and equipment, net               817,735        830,859
Loans receivable                          350,155             --
                                       ----------      ---------
                                       $7,551,064      6,856,283
                                       ==========      =========
Liabilities

Due to Savings Bank for
   compensation expense                    44,994         80,448
Long-term debt                            311,629        325,360
Other Liabilities                          23,119         17,597
                                       ----------      ---------
                                          379,742        423,405
                                       ----------      ---------
Shareholders' Equity

Common stock                            1,358,123      1,358,123
Retained earnings                       5,187,531      4,744,525
Unrealized appreciation on
   investment securities available
    for sale held by Savings Bank         625,668        330,230
                                       ----------      ---------
                                        7,171,322      6,432,878
                                       ----------      ---------
                                       $7,551,064      6,856,283
                                       ==========      =========

Condensed Statement of Earnings
                                   1997           1996           1995
------------------------------------------------------------------------
Dividend from Savings Bank      $ 200,000             --        750,000
Lease income                       42,135         49,500         21,000
Interest income on deposits        11,926         10,646          1,647
Interest income on loans           21,664             --             --
Interest expense on loans         (26,457)       (26,212)            --
Operating expenses               (119,631)      (108,393)       (78,750)
                                ---------        -------        -------
                                  129,637        (74,459)       693,897
Income tax benefit                 46,443         25,300         36,000
                                ---------        -------        -------
   Income (loss) before
   equity in undistributed
   earnings of Savings Bank       176,080        (49,159)       729,897

Equity in undistributed
   earnings of Savings Bank       337,300        285,340       (392,249)
                                ---------        -------        -------
     Net earnings               $ 513,380        236,181        337,648
                                =========        =======        =======

                                                                                Condensed Statement of Cash Flows
                                                                                1997           1996           1995

Net cash flows from operating activities:
         Net earnings                                                         $ 513,380        236,181        337,648
         Adjustments to reconcile net cash provided
                  by operating activities:
                           Equity in undistributed
                              earnings of Savings Bank                         (337,300)      (285,340)       392,249
                           Depreciation and amortization                         23,697         22,817          3,803
                           (Increase) decrease in due
                              from Savings Bank                                  52,874         73,925        (36,000)
                           Increase in due to Savings Bank                      (29,932)            --             --
                           Decrease in other receivables                             --             25             --
                           Increase in other liabilities                             --         22,503         36,438
                                                                              ---------        -------        -------
                                    Net cash provided
                                      by operating activities                   222,719         70,111        734,138

Cash flows from investing activities:
                  Loans funded net of collections                              (350,155)            --             --
                  Purchase of premises and equipment                            (10,573)            --       (685,439)
                                                                              ---------        -------        -------
                                    Net cash used by investing activities      (360,728)      (685,439)
                                                                              ---------        -------        -------

Cash flows from financing activities:
         Proceeds from borrowings                                                    --        335,000             --
         Repayment of borrowings                                                (13,731)        (9,640)            --
         Net proceeds from issuance of common stock                                  --         17,250             --
         Dividends paid to shareholders                                         (70,374)       (70,380)       (60,980)
                                                                              ---------        -------        -------
                                    Net cash provided
                                     (used) by financing
                                    activities                                  (84,105)       272,230        (60,980)
                                                                              ---------        -------        -------

Net increase (decrease) in cash                                                (222,114)       342,341        (12,281)

Cash and cash equivalents at beginning of year                                  378,342         36,001         48,282
                                                                              ---------        -------        -------

Cash and cash equivalents at end of year                                      $ 156,228        378,342         36,001
                                                                              =========        =======        =======
Supplemental cash flow information - Interest paid                            $  26,457         26,212             --
                                                                              =========        =======        =======


[PHOTOGRAPH OF BOAT]

(12)     Fair Value of Financial Instruments

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

         The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at September 30, 1997.

                                    Carrying     Estimated
(In Thousands)                       amount     fair value
----------------------------------------------------------
Assets
Cash and cash equivalents           $ 2,436       2,436
Securities including securities
available for sale                    8,695       8,694
Loans receivable, net                76,038      76,443
Accrued interest receivable             619         619
Stock in FHLB of Indianapolis           920         920

Liabilities
----------------------------------------------------------
Deposits                             64,633      65,374
Borrowings:
   FHLB advances                     17,746      17,746
   Long-term borrowing                  312         312
Accrued interest payable                126         126

         The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

         Cash and Cash Equivalents. The fair value of cash and cash equivalents approximates carrying value.

     Securities.  Fair values are based on quoted market prices.

     Loans Receivable, Net. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Contractual cash flows were adj usted for prepayment estimates consistent with those used by the Office of Thrift Supervision at September 30, 1997.

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

[PHOTOGRAPH OF SCSB TELLER]

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

         Rodney L. Meyerholtz
         President

         Ronald L. Lanter
         Vice President-Consumer Lending

         Joyce E. Ford
         Vice President-Mortgage Lending

         Rita A. Sturgill
         Vice President-Treasurer

         Betty J. Baker
         Secretary

         Brenda L. Coers
         Assistant Secretary

Market Information

The common stock of Shelby County Bancorp is traded in the over-the-counter market but is not listed on NASDAQ. NatCity Investments, Indianapolis, Indiana, acts as a market maker for the stock

Transfer Agent and Registrar

Registrar and Transfer Company is Shelby County Bancorp's stock transfer agent and registrar. Registrar and Transfer Company maintains the Corporation's shareholder records. To change name, address or ownership of stock, to report lost certificates, o r to consolidate accounts, contact: Registrar and Transfer Company 10 Commerce DriveCranford, New Jersey 07016 (800) 456-0596

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana 46204


                        [PHOTOGRAPH OF SCSB MAIN OFFICE]

Auditors

KPMG Peat Marwick LLP
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204

Shareholder & General Inquiries

Shelby County Bancorp is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 1997 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

         Rodney L. Meyerholtz
         Shelby County Bancorp
         29 East Washington Street,  P.O. Box 438
         Shelbyville, Indiana  46176
         (317) 398-9721

Main Office
29 E. Washington Street, PO Box 438
Shelbyville, Indiana  46176
Phone: (317) 398-9721